QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Corporate Property Associates 17 – Global Incorporated

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Corporate Property Associates 17 – Global Incorporated and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
New York, New York
March 14, 2018

        We have served as the Company's auditor since 2007.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Investments in real estate:
Real estate – Land, buildings and improvements	$2,772,611	$2,745,424
Operating real estate – Land, buildings and improvements	340,772	258,971
Net investments in direct financing leases	509,228	508,392
In-place lease intangible assets	629,961	620,149
Other intangible assets	111,004	103,918
Assets held for sale	—	14,850

Investments in real estate	4,363,576	4,251,704
Accumulated depreciation and amortization	(626,655)	(506,238)

Net investments in real estate	3,736,921	3,745,466
Equity investments in real estate	409,254	451,105
Cash and cash equivalents	119,094	273,635
Other assets, net	322,201	228,717

Total assets	$4,587,470	$4,698,923

Liabilities and Equity
Debt:
Mortgage debt, net	$1,849,459	$2,022,250
Senior Credit Facility, net	101,931	49,751

Debt, net	1,951,390	2,072,001
Accounts payable, accrued expenses and other liabilities	132,751	128,911
Below-market rent and other intangible liabilities, net	61,222	82,799
Deferred income taxes	30,524	32,655
Due to affiliates	11,467	11,723
Distributions payable	56,859	55,830

Total liabilities	2,244,213	2,383,919

Commitments and contingencies (Note 11)
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 900,000,000 shares authorized; and 349,899,827 and 343,575,840 shares, respectively, issued and outstanding	349	343
Additional paid-in capital	3,174,786	3,106,456
Distributions in excess of accumulated earnings	(861,319)	(732,613)
Accumulated other comprehensive loss	(78,420)	(156,676)

Total stockholders' equity	2,235,396	2,217,510
Noncontrolling interests	107,861	97,494

Total equity	2,343,257	2,315,004

Total liabilities and equity	$4,587,470	$4,698,923

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenues
Lease revenues:
Rental income	$309,233	$298,775	$271,523
Interest income from direct financing leases	58,399	58,066	55,669

Total lease revenues	367,632	356,841	327,192
Other real estate income	40,309	46,623	49,562
Other operating income	27,875	30,224	36,591
Other interest income	11,838	6,674	13,602

	447,654	440,362	426,947

Operating Expenses
Depreciation and amortization	115,630	122,259	106,732
Property expenses	75,209	70,728	72,514
Other real estate expenses	17,827	17,642	19,595
General and administrative	15,358	16,310	18,377
Impairment charges	8,959	29,706	1,023
Acquisition and other expenses	1,343	7,157	651

	234,326	263,802	218,892

Other Income and Expenses
Interest expense	(88,270)	(98,813)	(93,551)
Other income and (expenses)	23,231	(1,728)	1,912
(Loss) gain on change in control of interests	(13,851)	49,922	—
Loss on extinguishment of debt	(1,922)	(24,376)	(275)
Equity in earnings of equity method investments in real estate	261	3,262	14,667

	(80,551)	(71,733)	(77,247)

Income before income taxes and gain on sale of real estate	132,777	104,827	130,808
Benefit from (provision for) income taxes	513	(8,477)	(8,885)

Income before gain on sale of real estate, net of tax	133,290	96,350	121,923
Gain on sale of real estate, net of tax	2,879	132,858	2,197

Net Income	136,169	229,208	124,120
Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $26,675, $24,765, and $24,668, respectively)	(38,882)	(38,863)	(39,915)

Net Income Attributable to CPA:17 – Global	$97,287	$190,345	$84,205

Basic and Diluted Earnings Per Share	$0.28	$0.56	$0.25

Basic and Diluted Weighted-Average Shares Outstanding	348,329,966	342,147,444	334,468,363

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Net Income	$136,169	$229,208	$124,120
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	100,948	(18,785)	(81,037)
Change in net unrealized (loss) gain on derivative instruments	(20,462)	1,349	20,889
Change in unrealized gain on marketable investments	33	29	29

	80,519	(17,407)	(60,119)

Comprehensive Income	216,688	211,801	64,001

Amounts Attributable to Noncontrolling Interests
Net income	(38,882)	(38,863)	(39,915)
Foreign currency translation adjustments	(2,263)	536	1,321

Comprehensive income attributable to noncontrolling interests	(41,145)	(38,327)	(38,594)

Comprehensive Income Attributable to CPA:17 – Global	$175,543	$173,474	$25,407

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2017, 2016, and 2015

(in thousands, except share and per share amounts)

	CPA:17 – Global
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Total CPA:17 – Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2017	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004
Shares issued	10,064,364	10	102,068			102,078		102,078
Shares issued to affiliates	2,773,407	3	28,051			28,054		28,054
Shares issued to directors	9,891	—	100			100		100
Distributions declared ($0.6500 per share)				(225,993)		(225,993)		(225,993)
Distributions to noncontrolling interests						—	(40,290)	(40,290)
Contributions from noncontrolling interests						—	9,512	9,512
Net income				97,287		97,287	38,882	136,169
Other comprehensive income:
Foreign currency translation adjustments					98,685	98,685	2,263	100,948
Realized and unrealized loss on derivative instruments					(20,462)	(20,462)		(20,462)
Change in unrealized gain on marketable investments					33	33		33
Repurchase of shares	(6,523,675)	(7)	(61,889)			(61,896)		(61,896)

Balance at December 31, 2017	349,899,827	$349	$3,174,786	$(861,319)	$(78,420)	$2,235,396	$107,861	$2,343,257

Balance at January 1, 2016	337,065,419	$337	$3,037,727	$(700,912)	$(139,805)	$2,197,347	$97,248	$2,294,595
Shares issued	10,255,011	10	103,608			103,618		103,618
Shares issued to affiliates	1,469,025	1	14,975			14,976		14,976
Shares issued to directors	9,766	—	100			100		100
Distributions declared ($0.6500 per share)				(222,046)		(222,046)		(222,046)
Distributions to noncontrolling interests						—	(38,228)	(38,228)
Contributions from noncontrolling interests						—	147	147
Net income				190,345		190,345	38,863	229,208
Other comprehensive loss:
Foreign currency translation adjustments					(18,249)	(18,249)	(536)	(18,785)
Realized and unrealized gain on derivative instruments					1,349	1,349		1,349
Change in unrealized gain on marketable investments					29	29		29
Repurchase of shares	(5,223,381)	(5)	(49,954)			(49,959)		(49,959)

Balance at December 31, 2016	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004

Balance at January 1, 2015	328,480,839	$328	$2,955,440	$(567,806)	$(81,007)	$2,306,955	$78,442	$2,385,397
Shares issued	11,009,104	11	103,646			103,657		103,657
Shares issued to affiliates	1,613,468	2	15,628			15,630		15,630
Shares issued to directors	10,288	—	100			100		100
Distributions declared ($0.6500 per share)				(217,311)		(217,311)		(217,311)
Distributions to noncontrolling interests						—	(35,716)	(35,716)
Contributions from noncontrolling interests						—	15,928	15,928
Net income				84,205		84,205	39,915	124,120
Other comprehensive loss:
Foreign currency translation adjustments					(79,716)	(79,716)	(1,321)	(81,037)
Realized and unrealized gain on derivative instruments					20,889	20,889		20,889
Change in unrealized gain on marketable investments					29	29		29
Repurchase of shares	(4,048,280)	(4)	(37,087)			(37,091)		(37,091)

Balance at December 31, 2015	337,065,419	$337	$3,037,727	$(700,912)	$(139,805)	$2,197,347	$97,248	$2,294,595

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Cash Flows – Operating Activities
Net income	$136,169	$229,208	$124,120
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	121,749	129,712	112,722
Non-cash asset management fee expense and directors' compensation	29,463	14,953	14,696
Realized and unrealized (gain) loss on foreign currency transactions and other	(18,040)	8,746	7,696
Straight-line rent	(14,386)	(14,900)	(17,062)
Equity in losses of equity method investments in real estate in excess of distributions received	14,201	11,745	2,501
Loss (gain) on change in control of interests	13,851	(49,922)	—
Impairment charges	8,959	29,706	1,023
Write-off of real estate, provision for doubtful accounts, and other non-cash adjustments	(7,159)	(1,453)	2,646
Amortization of rent-related intangibles and deferred rental revenue	(6,153)	(19,637)	(6,076)
Deferred income tax (benefit) expense	(4,500)	4,683	4,150
Accretion of commercial mortgage-backed securities and other	(3,171)	(1,827)	(3,760)
Gain on sale of real estate	(2,879)	(132,858)	(2,197)
Loss on extinguishment of debt	1,587	1,136	58
Settlement of derivative asset	(26)	—	2,948
Net changes in other operating assets and liabilities	(12,631)	2,077	419

Net Cash Provided by Operating Activities	257,034	211,369	243,884

Cash Flows – Investing Activities
Capital contributions to equity investments in real estate	(153,460)	(11,048)	(39,015)
Proceeds from sale of real estate	111,229	258,293	—
Return of capital from equity investments in real estate	39,974	42,744	34,962
Proceeds from repayment of preferred equity interest	27,000	—	—
Funding for build-to-suit projects	(12,021)	(13,312)	(24,258)
Acquisitions of real estate and direct financing leases	(10,822)	(203,093)	(293,324)
Value added taxes refunded in connection with acquisition of real estate	7,334	23,769	15,194
Other investing activities, net	4,689	2,407	—
Payment of deferred acquisition fees to an affiliate	(3,828)	(2,631)	(6,382)
Capital expenditures on owned real estate	(2,958)	(10,682)	(8,035)
Value added taxes paid in connection with acquisition of real estate	(1,941)	(5,712)	(37,540)
Changes in investing restricted cash	1,480	1,870	6,300
Proceeds from repayment of loan receivable	—	12,600	40,000
Deposits for investments	—	2,501	(1,000)
Proceeds from repayment of debenture	—	610	7,633
Funding of loans receivable	—	—	(42,600)

Net Cash Provided by (Used in) Investing Activities	6,676	98,316	(348,065)

Cash Flows – Financing Activities
Scheduled payments and prepayments of mortgage principal	(458,010)	(177,469)	(121,267)
Distributions paid	(224,964)	(220,991)	(215,914)
Proceeds from mortgage financing	203,478	266,970	170,233
Proceeds from Senior Credit Facility	119,235	225,693	235,367
Proceeds from issuance of shares, net of issuance costs	102,078	103,618	103,657
Repayments of Senior Credit Facility	(68,990)	(289,558)	(120,400)
Repurchase of shares	(61,896)	(49,959)	(37,091)
Distributions to noncontrolling interests	(40,290)	(38,228)	(35,716)
Contributions from noncontrolling interests	4,001	147	15,928
Payment of financing costs and mortgage deposits, net of deposits refunded	(1,058)	(2,203)	(3,544)
Other financing activities, net	(595)	(81)	—
Changes in financing restricted cash	(10)	(462)	(962)
Proceeds from notes payable to affiliate	—	—	25,000
Repayment of notes payable to affiliate	—	—	(25,000)

Net Cash Used in Financing Activities	(427,021)	(182,523)	(9,709)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	8,770	(6,416)	(8,940)

Net (decrease) increase in cash and cash equivalents	(154,541)	120,746	(122,830)
Cash and cash equivalents, beginning of year	273,635	152,889	275,719

Cash and cash equivalents, end of year	$119,094	$273,635	$152,889

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Supplemental Cash Flow Information

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Interest paid, net of amounts capitalized	$83,734	$93,590	$90,448

Interest capitalized	$—	$—	$1,632

Income taxes paid	$3,761	$4,650	$3,399

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

        Corporate Property Associates 17 – Global Incorporated, or CPA:17 – Global, and, together with its consolidated subsidiaries, we, us, or our, is a publicly owned, non-traded real estate investment trust, or REIT, that invests primarily in commercial real estate properties leased to companies both domestically and internationally. We were formed in 2007 and are managed by W. P. Carey Inc., or WPC, through one of its subsidiaries, or collectively the Advisor. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earn revenue primarily by leasing the properties we own to single corporate tenants, predominantly on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation due to the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and changes in foreign currency exchange rates.

        Substantially all of our assets and liabilities are held by CPA:17 Limited Partnership, or the Operating Partnership, and at December 31, 2017, we owned 99.99% of general and limited partnership interests in the Operating Partnership. The remaining interest in the Operating Partnership is held by a subsidiary of WPC.

        At December 31, 2017, our portfolio was comprised of full or partial ownership interests in 411 properties, substantially all of which were fully-occupied and triple-net leased to 116 tenants, and totaled approximately 44.4 million square feet (unaudited). In addition, our portfolio was comprised of full or majority ownership interests in 38 operating properties, including 37 self-storage properties and one hotel property, for an aggregate of approximately 2.7 million square feet (unaudited).

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, commercial mortgage-backed securities, or CMBS, one hotel, and certain other properties, which are included in our All Other category (Note 15). Our reportable business segments and All Other category are the same as our reporting units.

        We raised aggregate gross proceeds of approximately $2.9 billion from our initial public offering, which closed in April 2011, and our follow-on offering, which closed in January 2013. We have fully invested the proceeds from our initial and follow-on public offerings. In addition, from inception through December 31, 2017, $676.0 million of distributions to our shareholders were reinvested in our common stock through our Distribution Reinvestment Plan, or DRIP.

Note 2. Summary of Significant Accounting Policies

Critical Accounting Policies and Estimates

Accounting for Acquisitions

        In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions. We immediately expense acquisition-related costs and fees associated with business combinations. However, following our adoption of Accounting Standards Update, or ASU, 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, on January 1, 2017, as described below, all transaction costs incurred during the year ended December 31, 2017 were capitalized since our acquisitions during the year were classified as asset acquisitions. Most of our future acquisitions are likely to be classified as asset acquisitions.

        Purchase Price Allocation of Tangible Assets – When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The tangible assets consist of land, buildings, and site improvements. The intangible assets include the above- and below-market value of leases and the in-place leases, which includes the value of tenant relationships. Land is typically valued utilizing the sales comparison (or market) approach. Buildings are valued, as if vacant, using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined (i) primarily by reference to portfolio appraisals, which determines their values on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and (ii) by the estimated residual value, which is based on a hypothetical sale of the property upon expiration of a lease factoring in the re-tenanting of such property at estimated current market rental rates, applying a selected capitalization rate, and deducting estimated costs of sale.

        Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include the following:

  •
  a discount rate or internal rate of return;

  •
  the marketing period necessary to put a lease in place;

  •
  carrying costs during the marketing period;

  •
  leasing commissions and tenant improvement allowances;

  •
  market rents and growth factors of these rents; and

  •
  a market lease term and a capitalization rate to be applied to an estimate of market rent at the end of the market lease term.

        The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

  •
  the creditworthiness of the lessees;

  •
  industry surveys;

  •
  property type;

  •
  property location and age;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  •
  current lease rates relative to market lease rates; and

  •
  anticipated lease duration.

        In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we include the value of the exercise of such purchase option or long-term renewal options in the determination of residual value.

        The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, industry standards, and based on our experience. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

        Purchase Price Allocation of Intangible Assets and Liabilities – We record above- and below-market lease intangible assets and liabilities for acquired properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired including consideration of the credit of the lessee) of the difference between (i) the contractual rents to be paid pursuant to the leases negotiated or in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over the estimated lease term which includes renewal options that have rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers. We measure the fair value of below-market purchase option liabilities we acquire as the excess of the present value of the fair value of the real estate over the present value of the tenant's exercise price at the option date.

        We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

        We amortize the above-market lease intangible as a reduction of lease revenue over the remaining contractual lease term. We amortize the below-market lease intangible as an increase to lease revenue over the initial term and any renewal periods in the respective leases (Note 7).

        The value of any in-place lease is estimated to be equal to the acquirer's avoidance of costs as a result of having tenants in place, that would be necessary to lease the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term is estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy), (ii) estimated expenses that would be incurred by the property owner during periods of vacancy, (iii) rent concessions (i.e. free rent), (iv) leasing commissions, and (v) tenant improvements allowances given to tenants. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the value of in-place lease intangibles to expense over the remaining initial term of each lease (Note 7). The amortization period for intangibles does not exceed the remaining depreciable life of the building.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        If a lease is terminated, we charge the unamortized portion of above- and below-market lease values to rental income and in-place lease values to amortization expense. If a lease is amended, we will determine whether the economics of the amended lease continue to support the existence of the above-or below-market lease intangibles.

        Purchase Price Allocation of Debt – When we acquire leveraged properties, the fair value of the related debt instruments is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized into Interest expense within our consolidated financial statements over the remaining term of the obligation. We also consider the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant, the time until maturity and the current interest rate.

        Purchase Price Allocation of Goodwill – In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired and assumed, respectively, represents goodwill. We allocate goodwill to reporting units in which such goodwill arises. In the event we dispose of a property that constitutes a business under U.S. generally accepted accounting principles, or GAAP, from a reporting unit with goodwill, we allocate a portion of the reporting unit's goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business to the fair value of the reporting unit. As part of purchase accounting, we record any deferred tax assets and/or liabilities resulting from the difference between the tax basis and GAAP basis of the investment in the taxing jurisdiction. Such deferred tax amount will be included in purchase accounting and may impact the amount of goodwill recorded depending on the fair value of all of the other assets and liabilities and the amounts paid.

Impairments

        We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, or a likely disposition of the property. We may incur impairment charges on long-lived assets, including real estate, related intangible assets, direct financing leases, assets held for sale, and equity investments in real estate. We may also incur impairment charges on marketable investments, loans receivable and goodwill. Our policies and estimates for evaluating whether these assets are impaired are presented below.

        Real Estate – For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the estimated future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values, and holding periods. We estimate market rents and residual values using market information from outside sources, such as third-party market research, external appraisals, broker quotes, or recent comparable sales. In cases where the available market information is not deemed

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.

        As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis are generally ten years, but may be less if our intent is to hold a property for less than ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property's asset group is less than the carrying value, the carrying value of the property's asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property's asset group over its estimated fair value. The estimated fair value of the property's asset group is primarily determined using market information from outside sources, such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.

        Assets Held for Sale – We classify real estate assets that are subject to operating leases or direct financing leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied, and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset's fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property's carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We base the fair value on the contract and the estimated cost to sell on information provided by brokers and legal counsel. We will continue to review the property for subsequent changes in the fair value and may recognize an additional impairment charge if warranted.

        Real Estate Sales – In the unlikely event that we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

        We recognize gains and losses on the sale of properties when, among other criteria, we no longer have continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged, and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

        Direct Financing Leases – We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information and third-party estimates where available. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

recognize an impairment charge equal to the difference between the fair value and carrying amount of the residual value.

        We also assess the carrying amount for recoverability and if, as a result of the decreased expected cash flows, we determine that our carrying value is not fully recoverable, we record an allowance for credit losses to reflect the change in the estimate of the future cash flows that includes rent. Accordingly, the net investment balance is written down to fair value. When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable, we will classify the net investment as held for sale and write down the net investment to its fair value if the fair value is less than the carrying value.

        Equity Investments in Real Estate – We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by calculating our share of the estimated fair market value of the underlying net assets based on the terms of the applicable partnership or joint venture agreement. For our equity investments in real estate, we calculate the estimated fair value of the underlying investment's real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment's debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment's other financial assets and liabilities (excluding net investments in direct financing leases) have fair values that generally approximate their carrying values.

        Goodwill – We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event using a two-step process. A triggering event is an event or circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount, including sales of properties defined as businesses for which the relative size of the sold property is significant to the reporting unit, that could impact our goodwill impairment calculations. To identify any impairment, we first compare the estimated fair value of each of our reporting units with their respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, we then perform the second step to determine and measure the amount of the potential impairment charge.

        For the second step, if it were required, an impairment loss is recognized in an amount equal to the excess of the carrying amount over its estimated fair value, limited to the total amount of goodwill allocated to that reporting unit.

        Loans Receivable – We evaluate our loans receivable on a periodic basis to determine if there are any indicators that the value may be impaired. We determine the estimated fair value of these financial instruments using a discounted cash flow model that estimates the present value of the future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Debt Securities – We have investments in debt securities that are designated as securities held to maturity. On a quarterly basis, we evaluate our debt securities to determine if they have experienced an other-than temporary decline in value. If the market value of the debt security is below its amortized cost, and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record the entire amount of the other-than-temporary impairment charge in earnings. Additionally, we consider the significance of the decline and other factors contributing to the decline, such as delinquency, expected credit losses, the length of time that the fair market value has been below cost, and expected market conditions (including volatility), in our analysis of whether a decline is other than temporary. Under current authoritative accounting guidance, if the debt security's market value is below its amortized cost and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record the entire amount of the other-than-temporary impairment charge in earnings.

        We do not intend to sell our debt securities and we do not expect that it is more likely than not that we will be required to sell these investments before their anticipated recovery. However, if we determine that an other-than-temporary impairment has occurred, we calculate the total impairment charge as the difference between the carrying value of our debt securities and their estimated fair value. We then separate the other-than-temporary impairment charge into the non-credit loss portion and the credit loss portion. We determine the non-credit loss portion by analyzing the changes in spreads on high credit quality debt securities as compared with the changes in spreads on the debt securities being analyzed for other-than-temporary impairment. We generally perform this analysis over a time period from the date of acquisition of the debt securities through the date of the analysis. Any resulting loss is deemed to represent losses due to the illiquidity of the debt securities and is recorded as a separate component of other comprehensive loss in equity. We then measure the credit loss portion of the other-than-temporary impairment as the residual amount of the other-than-temporary impairment. We record the non-credit loss portion in earnings.

        Following recognition of the other-than-temporary impairment, the difference between the new cost basis of the debt securities and cash flows expected to be collected is accreted to Other interest income over the remaining expected lives of the securities.

Other Accounting Policies

        Basis of Consolidation – Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interest, as described below. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity, or VIE, and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE's respective assets.

        At December 31, 2017, we considered 21 entities VIEs, nine of which we consolidated as we are considered the primary beneficiary and one of which we accounted for as a loan receivable. The following table presents a summary of selected financial data of the consolidated VIEs, included in the consolidated balance sheets (in thousands):

	December 31,
	2017	2016(a)(b)
Real estate – Land, buildings and improvements	$109,426	$225,347
Operating real estate – Land, buildings and improvements	80,658	11,388
Net investments in direct financing leases	312,234	315,251
In-place lease intangible assets	8,650	8,795
Accumulated depreciation and amortization	(26,395)	(25,000)
Other assets, net	73,620	52,565
Total assets	567,929	590,526
Mortgage debt, net	$104,213	$192,839
Accounts payable, accrued expenses and other liabilities	12,693	11,187
Deferred income taxes	12,374	15,687
Total liabilities	129,662	220,077

(a)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets, as described below. As a result, amounts for certain line items included within Net investments in real estate have been reclassified to conform to the current period presentation.

(b)
The consolidated financial statements as of and for the year ended December 31, 2016 accurately reflect the correct accounting treatment for VIEs. In the second quarter of 2017, we identified an error in the notes to the consolidated financial statements as of December 31, 2016 related to the VIE tabular disclosure above in which we improperly classified four consolidated entities as VIEs. We concluded that the disclosure error to the table above was not material to the notes to the consolidated financial statements. As such, we have corrected the information as of December 31, 2016 in the table above to correctly exclude these four entities, which reduced (i) Real estate – land, buildings and improvements by $111.1 million; (ii) in-place lease intangible assets by $21.8 million; (iii) accumulated depreciation and amortization by $21.6 million; (iv) other assets, net by $13.0 million; (v) total assets by $124.4 million; (vi) mortgage debt, net by $73.0 million;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  (vii) accounts payable, accrued expenses and other liabilities by $3.3 million; and (viii) total liabilities by $76.6 million.

        At December 31, 2017 and 2016, we had 11 and 13 unconsolidated VIEs, respectively, all of which we account for under the equity method of accounting. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities allows us to exercise significant influence on, but does not give us power over, decisions that significantly affect the economic performance of these entities. As of December 31, 2017 and 2016, the net carrying amount of our investments in these entities was $282.0 million and $377.4 million, respectively, and our maximum exposure to loss in these entities was limited to our investments.

        At December 31, 2017, we had an investment in a tenancy-in-common interest in a portfolio of international properties. Consolidation of this investment is not required as such interest does not qualify as a VIE and does not meet the control requirement for consolidation. Accordingly, we account for this investment using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of this investment.

        At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits. At December 31, 2017, none of our equity investments had carrying values below zero.

        Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation.

        In the second quarter of 2017, we reclassified in-place lease intangible assets, net and other intangible assets, net to be included within Net investments in real estate in our consolidated balance sheets. The accumulated amortization on these assets is now included in Accumulated depreciation and amortization in our consolidated balance sheets. In addition, we reclassified goodwill, which was previously included in other intangibles, net to be included in Other assets, net. Prior period balances have been reclassified to conform to the current period presentation.

        Real Estate and Operating Real Estate – We carry land, buildings, and personal property at cost less accumulated depreciation. We capitalize improvements and significant renovations that extend the useful life of the properties, while we expense replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets as incurred.

        Real Estate Under Construction – For properties under construction, operating expenses, including interest charges and other property expenses (e.g. real estate taxes, insurance and legal costs) are capitalized rather than expensed. We capitalize interest by applying the interest rate applicable to any funding specific to the property or the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Acquisition, Development, and Construction Loans – We provide funding to developers for the acquisition, development, and construction of real estate, or ADC Arrangements. Under such ADC Arrangements, we may participate in the residual profits of the project through the sale or refinancing of the property. We evaluate these arrangements to determine if they have characteristics similar to a loan or if the characteristics are more similar to a joint venture or partnership, such as participating in the risks and rewards of the project as an owner or an investment partner. For those arrangements with characteristics of a loan, we follow the accounting guidance for loans and disclose within our Finance Receivables footnote (Note 5). When we determine that the characteristics are more similar to a jointly owned investment or partnership, we account for those arrangements under the equity method of accounting (Note 6). Once the investment or partnership begins operations, we use the hypothetical liquidation at book value method to calculate income or loss (which considers the principal and interest under the loan to be a preferential return).

        Loans Receivable – For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost, which consists of the outstanding balance, net of the acquisition discount or premium. We amortize any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans over the life of the loan. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity. Our loans receivable are included in Other assets, net in the consolidated financial statements. We generate revenue in the form of interest payments from the borrower, which are recognized in Other interest income in the consolidated financial statements.

        Allowance for Doubtful Accounts – We consider rents due under leases and payments under loans receivable to be past-due or delinquent when a contractually required rent, principal payment, or interest payment is not remitted in accordance with the provisions of the underlying agreement. We evaluate each account individually and set up an allowance when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms and the amount can be reasonably estimated.

        Cash and Cash Equivalents – We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally-insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

        Debt Securities – We have investments, such as CMBS, that were designated as securities held to maturity on the date of acquisition, in accordance with current accounting guidance. We carry these securities at cost, net of unamortized premiums and discounts, which are recognized in interest income using an effective yield or "interest" method, and assess them for other-than-temporary impairment on a quarterly basis.

        Other Assets and Liabilities – We include prepaid expenses, deferred rental income, tenant receivables, deferred charges, escrow balances held by lenders, restricted cash balances, deferred tax assets, marketable debt securities, derivative assets, and loans receivable in Other assets, net in the consolidated financial statements. We include derivative liabilities, amounts held on behalf of tenants, asset retirement obligations, and deferred revenue in Accounts payable, accrued expenses and other

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

liabilities in the consolidated financial statements. Deferred charges include costs incurred in connection with the Revolver in the Senior Credit Facility that are amortized over the term of the facility and included in Interest expense in the consolidated financial statements. Deferred rental income for operating leases is the aggregate cumulative difference between scheduled rents that vary during the lease term and rent recognized on a straight-line basis.

        Deferred Acquisition Fees Payable to Affiliate – Fees payable to our Advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates (Note 3). This fee, together with its accrued interest, is payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which an investment is made, and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. The timing of the payment of such fees is subject to preferred return criterion, a non-compounded cumulative distribution return of 5% per annum (based initially on our invested capital).

        Share Repurchases – Share repurchases are recorded as a reduction of common stock par value and additional paid-in capital under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

        Noncontrolling Interests – We account for the special general partner interest in our Operating Partnership as a noncontrolling interest (Note 3). The special general partner interest in our Operating Partnership entitles W. P. Carey Holdings, LLC, or Carey Holdings, also known as the Special General Partner, to cash distributions and, in the event there is a termination or non-renewal of the advisory agreement, redemption rights. Cash distributions to the Special General Partner are accounted for as an allocation to net income attributable to noncontrolling interest.

        Revenue Recognition – We lease real estate to others primarily on a triple-net leased basis whereby the tenant is generally responsible for operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, and improvements. For the years ended December 31, 2017, 2016, and 2015, our tenants, pursuant to their lease obligations, have made direct payment to the taxing authorities of real estate taxes of approximately $26.3 million, $22.9 million, and $23.6 million, respectively.

        Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the Consumer Price Index, or CPI, or similar indices, or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included as minimum rent in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

        For our operating leases, we record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the non-cancelable lease term of the related leases and charge expenses to operations as incurred (Note 4).

        We record leases accounted for under the direct financing method as a net investment in leases (Note 5). The net investment is equal to the cost of the leased assets. The difference between the cost

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

and the gross investment, which includes the residual value of the leased asset and the future minimum rents, is unearned income. We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

        Asset Retirement Obligations – Asset retirement obligations relate to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or normal operation of a long-lived asset. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period in Property expenses on our consolidated financial statements and the capitalized cost is depreciated over the estimated remaining life of the related long-lived asset. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

        In order to determine the fair value of the asset retirement obligations, we make certain estimates and assumptions including, among other things, projected cash flows, the borrowing interest rate, and an assessment of market conditions that could significantly impact the estimated fair value. These estimates and assumptions are subjective.

        Depreciation – We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties (not to exceed 40 years) and furniture, fixtures, and equipment (generally up to seven years). We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

        Interest Capitalized in Connection with Real Estate Under Construction – Interest directly related to build-to-suit projects is capitalized. We consider a build-to-suit project as substantially completed upon the completion of improvements. If discrete portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We determine an interest rate to be applied for capitalizing interest based on a blended rate of our debt obligations.

        Foreign Currency Translation and Transaction Gains and Losses – We have interests in real estate investments primarily in Europe, for which the functional currency is either the euro or the British pound sterling. We perform the translation from euro or the British pound sterling to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the year. We report the gains and losses resulting from such translation as a component of other comprehensive loss in equity. These translation gains and losses are released to net income when we have substantially exited from all investments in the related currency.

        A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Also, intercompany foreign currency transactions that are scheduled for settlement, consisting primarily of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

accrued interest and the translation to the reporting currency of short-term subordinated intercompany debt with scheduled principal payments, are included in the determination of net income.

        Intercompany foreign currency transactions of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), in which the entities to the transactions are consolidated or accounted for by the equity method in our consolidated financial statements, are not included in net income but are reported as a component of other comprehensive income in equity.

        Net realized gains or (losses) are recognized on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company. For the year ended December 31, 2017, we recognized net realized gains on such transactions of $2.9 million and losses on such transactions of $2.3 million for both the years ended December 31, 2016, and 2015.

        Derivative Instruments – We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualifies as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. For a derivative designated, and that qualifies, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative are reported in Other comprehensive income (loss) as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings. Amounts are reclassified out of Other comprehensive income (loss) into earnings when the hedged investment is either sold or substantially liquidated. In accordance with fair value measurement guidance, counterparty credit risk is measured on a net portfolio position basis.

        Income Taxes – We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT.

        We conduct business in various states and municipalities within the United States, Europe, and Asia and, as a result, we or one or more of our subsidiaries file income tax returns in the United States federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state, and local taxes and a provision for such taxes is included in the consolidated financial statements.

        We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries, or TRSs. In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

        Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including our hotel property, and timing differences of rent recognition and certain expense deductions, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and foreign properties, and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases, and for their operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors (Note 13).

        We recognize deferred income taxes in certain of our subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes as described in Note 13). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. Deferred income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities. We provide a valuation allowance against our deferred income tax assets when we believe that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense.

        Earnings Per Share – We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Income per basic and diluted share of common stock is calculated by dividing net income by the weighted-average number of shares of common stock issued and outstanding during such period.

        Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

Pronouncements Adopted as of December 31, 2017

        In October 2016, the Financial Accounting Standards Board, or FASB, issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. ASU 2016-17 changes how a reporting entity that is a decision maker should consider indirect interests in a VIE held through an entity under common control. If a decision maker must evaluate whether it is the primary beneficiary of a VIE, it will only need to consider its proportionate indirect interest in the VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, which we adopted on January 1, 2016, and which currently directs the decision maker to treat the common control party's interest in the VIE as if the decision maker held the interest itself. ASU 2016-17 is effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We adopted ASU 2016-17 as of January 1, 2017 on a prospective basis. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a "set," that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We elected to early adopt ASU 2017-01 on January 1, 2017 on a prospective basis. While our acquisitions have historically been classified as either business combinations or asset acquisitions, certain acquisitions that were classified as business combinations by us likely would have been considered asset acquisitions under the new standard. As a result, all transaction costs incurred during the year ended December 31, 2017 were capitalized since our acquisitions during the year were classified as asset acquisitions. Most of our future acquisitions are likely to be classified as asset acquisitions under this new standard. In addition, goodwill that was previously allocated to businesses that were sold or held for sale will no longer be allocated and written off upon sale if future sales were deemed to be sales of assets and not businesses.

        In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 removes step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. ASU 2017-04 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years in which a goodwill impairment test is performed, with early adoption permitted. We adopted ASU 2017-04 as of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

April 1, 2017 on a prospective basis. The adoption of this standard did not have a material impact on our consolidated financial statements.

Pronouncements to be Adopted after December 31, 2017

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 does not apply to our lease revenues, which constitute a majority of our revenues, but will primarily apply to revenues generated from our operating properties. We adopted this guidance for our interim and annual periods beginning January 1, 2018 using the modified retrospective method. We performed a comprehensive evaluation of the impact of the new standard across our revenue streams, and determined that the timing of revenue recognition and its classification in our consolidated financial statements will remain substantially unchanged.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. In addition, it also requires lessors to record gross revenues and expenses associated with activities that do not transfer services to the lessee (such as real estate taxes and insurance). Additionally, the new standard requires extensive quantitative and qualitative disclosures. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. We will adopt this guidance for our interim and annual periods beginning January 1, 2019. The ASU is expected to impact our consolidated financial statements as we have certain land lease arrangements for which we are the lessee. We are evaluating the impact of the new standard and have not yet determined if it will have a material impact on our business or our consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. ASU 2016-13 introduces a new model for estimating credit losses based on current expected credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for losses. ASU 2016-13 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early application of the guidance permitted. We are in the process of evaluating the impact of adopting ASU 2016-13 on our consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 intends to reduce diversity in

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

practice for certain cash flow classifications, including, but not limited to (i) debt prepayment or debt extinguishment costs, (ii) contingent consideration payments made after a business combination, (iii) proceeds from the settlement of insurance claims, and (iv) distributions received from equity method investees. ASU 2016-15 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early application of the guidance permitted. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-15 is not expected to have a material impact on our consolidated financial statements, with the exception of debt prepayment or debt extinguishment cost reclassifications between operating and financing cash flow activities.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 intends to reduce diversity in practice for the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-18 is not expected to have a material impact on our consolidated financial statements.

        In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). ASU 2017-05 clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments define the term "in substance nonfinancial asset," in part, as a financial asset promised to a counterparty in a contract if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets within the scope of Subtopic 610-20. This amendment also clarifies that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent company may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. ASU 2017-05 is effective for periods beginning after December 15, 2017, with early application permitted for fiscal years beginning after December 15, 2016. We are in the process of evaluating the impact of ASU 2017-05 on our consolidated financial statements and will adopt the standard for the fiscal year beginning January 1, 2018.

        In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. ASU 2017-12 will make more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess hedge effectiveness. It is intended to more closely align hedge accounting with companies' risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. ASU 2017-12 will be effective in fiscal years beginning after December 15, 2018, including interim

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

periods within those fiscal years, with early adoption permitted. We are in the process of evaluating the impact of adopting ASU 2017-12 on our consolidated financial statements, and expect to adopt the standard for the fiscal year beginning January 1, 2019.

Note 3. Agreements and Transactions with Related Parties

Transactions with Our Advisor

        We have an advisory agreement with our Advisor whereby our Advisor performs certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, and disposition of real estate and related assets and mortgage loans; day-to-day management; and the performance of certain administrative duties. We also reimburse our Advisor for general and administrative duties performed on our behalf. The advisory agreement has a term of one year and may be renewed for successive one-year periods. We may terminate the advisory agreement upon 60 days' written notice without cause or penalty.

        The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the relevant agreements (in thousands):

	Years Ended December 31,
	2017	2016	2015
Amounts Included in the Consolidated Statements of Income
Asset management fees	$29,363	$29,705	$29,192
Available Cash Distributions	26,675	24,765	24,668
Personnel and overhead reimbursements	8,878	9,684	12,199
Director compensation	310	310	310
Interest expense on deferred acquisition fees and loan from affiliate	273	238	309
Acquisition expenses	—	2,844	430

	$65,499	$67,546	$67,108

Acquisition Fees Capitalized
Current acquisition fees	$5,284	$3,985	$8,180
Deferred acquisition fees	4,228	3,188	6,325
Personnel and overhead reimbursements	849	584	858

	$10,361	$7,757	$15,363

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	December 31,
	2017	2016
Due to Affiliates
Deferred acquisition fees, including interest	$6,564	$6,584
Asset management fees payable	2,435	2,250
Reimbursable costs	2,162	2,299
Accounts payable	175	360
Current acquisition fees	131	230

	$11,467	$11,723

Acquisition and Disposition Fees

        We pay our Advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf, a portion of which is payable upon acquisition of investments, with the remainder subordinated to the achievement of a preferred return, which is a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). Acquisition fees payable to our Advisor with respect to our long-term, net-leased investments are 4.5% of the total cost of those investments and are comprised of a current portion of 2.5%, typically paid upon acquisition, and a deferred portion of 2.0%, typically paid over three years and subject to the 5.0% preferred return described above. The preferred return was achieved as of each of the cumulative periods ended December 31, 2017, 2016, and 2015. For certain types of non-long term net-leased investments, initial acquisition fees are between 1.0% and 1.75% of the equity invested plus the related acquisition fees, with no portion of the payment being deferred. Unpaid installments of deferred acquisition fees are included in Due to affiliates in the consolidated financial statements. Unpaid installments of deferred acquisition fees bear interest at an annual rate of 5.0%. The cumulative total acquisition costs, including acquisition fees paid to our Advisor, may not exceed 6.0% of the aggregate contract purchase price of all investments, which is measured at the end of each year. Our cumulative total acquisition costs have not exceeded the amount that would require our Advisor to reimburse us.

        Our Advisor may be entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold; however, payment of such fees is subordinated to the 5.0% preferred return. These fees are payable at the discretion of our board of directors.

Asset Management Fees

        As described in the advisory agreement, we pay our Advisor asset management fees that vary based on the nature of the underlying investment. We pay 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments, and 1.5% to 1.75% per annum of average equity value for certain types of securities. Asset management fees are payable in cash and/or shares of our common stock at our option, after consultation with our Advisor. If our Advisor receives all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share, or NAV,

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

which was $10.11 as of December 31, 2016. For 2017 we paid our Advisor 100.0% of its asset management fees in shares of our common stock. For 2016 and 2015, we paid our Advisor 50% of its asset management fees in cash and 50.0% in shares of our common stock. At December 31, 2017, our Advisor owned 14,647,412 shares (4.2%) of our common stock. Asset management fees are included in Property expenses in the consolidated financial statements.

Available Cash Distribution

        WPC's interest in the Operating Partnership entitles it to receive distributions of up to 10.0% of available cash generated by the Operating Partnership, referred to as the Available Cash Distribution, which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions are included in Net income attributable to noncontrolling interests in the consolidated financial statements.

Personnel and Overhead Reimbursements

        Under the terms of the advisory agreement, our Advisor allocates a portion of its personnel and overhead expenses to us and the other entities that are managed by our Advisor, including Corporate Property Associates 18 – Global Incorporated; Carey Watermark Investors Incorporated; Carey Watermark Investors 2 Incorporated; and Carey European Student Housing Fund I, L.P.; collectively referred to as the Managed Programs. Our Advisor also allocated a portion of its personnel and overhead expenses to Carey Credit Income Fund (now known as Guggenheim Credit Income Fund) prior to September 11, 2017, which was the effective date of its resignation as the advisor to that fund. Our Advisor allocates these expenses to us on the basis of our trailing four quarters of reported revenues in comparison to those of WPC and other entities managed by WPC and its affiliates.

        We reimburse our Advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by our Advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimburse our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse our Advisor for the cost of personnel if these personnel provide services for transactions for which our Advisor receives a transaction fee, such as for acquisitions and dispositions. As per the advisory agreement, the amount of applicable personnel costs allocated to us is capped at 2.0% and 2.2% for 2017 and 2016, respectively, of pro rata lease revenues for each year. Beginning in 2018, the cap decreases to 1.0% of pro rata lease revenues for that year. Costs related to our Advisor's legal transactions group are based on a schedule of expenses relating to services performed for different types of transactions, such as financings, lease amendments, and dispositions, among other categories, and includes 0.25% of the total investment cost of an acquisition. In general, personnel and overhead reimbursements are included in General and administrative expenses in the consolidated financial statements. However, we capitalize certain of the costs related to our Advisor's legal transactions group if the costs relate to a transaction that is not considered to be a business combination.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

Excess Operating Expenses

        Our Advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Jointly Owned Investments and Other Transactions with Affiliates

        At December 31, 2017, we owned interests ranging from 6% to 97% in jointly owned investments, with the remaining interests held by affiliates or by third parties. We consolidate certain of these investments and account for the remainder under the equity method of accounting. We also owned an interest in a jointly controlled tenancy-in-common interest in several properties, which we account for under the equity method of accounting (Note 6). At December 31, 2017, we had $0.2 million due from an affiliate primarily related to one of our jointly owned investments, which is included in Other assets, net on our consolidated financial statements. At December 31, 2016, we had $0.9 million due from an affiliate primarily related to one of our jointly owned investments, which was subsequently repaid.

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale

Real Estate – Land, Buildings and Improvements

        Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2017	2016
Land	$567,113	$563,050
Buildings and improvements	2,200,901	2,182,374
Real estate under construction	4,597	—
Less: Accumulated depreciation	(354,668)	(280,657)

	$2,417,943	$2,464,767

        During the year ended December 31, 2017, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro increased by 13.8% to $1.1993 from $1.0541. As a result, the carrying value of our real estate increased by $145.9 million from December 31, 2016 to December 31, 2017.

        Depreciation expense, including the effect of foreign currency translation, on our real estate for the years ended December 31, 2017, 2016, and 2015 was $64.6 million, $63.1 million, and $57.9 million, respectively.

Acquisitions of Real Estate During 2017

        On February 2, 2017, we acquired an office facility in Buffalo Grove, Illinois, which was deemed to be a real estate asset acquisition, at a total cost of $11.5 million, including land of $2.0 million, building of $7.5 million (including acquisition-related costs of $0.5 million, which were capitalized), and an intangible asset of $2.0 million (Note 7).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        On July 19, 2017, we acquired a parcel of land located in Zary, Poland for $0.4 million, which is adjacent to an industrial facility we previously acquired. The land will be used to construct an expansion to the existing facility, which is currently expected to cost $5.9 million (amounts are based on the exchange rate of the euro on the date of acquisition and includes capitalized acquisition related costs of $0.3 million) and to be completed in 2018. See Real Estate Under Construction below for additional information.

        On October 27, 2017, we agreed to fund the expansion of a distribution facility in Dillon, South Carolina, which is adjacent to a distribution facility we previously acquired. The expansion of the facility is currently expected to cost $47.1 million (including capitalized acquisition related costs of $2.3 million) and to be completed in 2018. See Real Estate Under Construction below for additional information.

        On December 8, 2017, we agreed to fund the expansion of a facility located in Zabia Wola, Poland, which is adjacent to a facility we previously acquired. The expansion to the existing facility is currently expected to cost $5.5 million (amount is based on the exchange rate of the euro on the date of acquisition and includes capitalized acquisition related costs of $0.3 million) and to be completed in 2019. See Real Estate Under Construction below for additional information.

Acquisitions of Real Estate During 2016

        During the year ended December 31, 2016, we acquired the following investments, which were deemed to be business combinations because we assumed the existing leases on the properties, at a total cost of $51.2 million, including land of $6.7 million, buildings of $40.2 million, and net lease intangibles of $4.3 million:

  •
  $17.3 million for a student housing accommodation in Jacksonville, Florida on January 8, 2016;

  •
  $4.2 million for an industrial facility in Houston, Texas on February 10, 2016;

  •
  $16.9 million for an office building in Oak Creek, Wisconsin on September 1, 2016; and

  •
  $12.8 million for a warehouse and light manufacturing building in Perrysburg, Ohio on September 30, 2016.

        In connection with these investments, we expensed acquisition-related costs and fees totaling $2.6 million, which are included in Acquisition expenses in the consolidated financial statements.

        During the year ended December 31, 2016, we capitalized $10.4 million of building improvements with existing tenants of our net-leased properties.

        During 2016, we entered into the following investments, which were deemed to be real estate asset acquisitions because we acquired the sellers' properties and simultaneously entered into new leases in connection with these acquisitions, at a total cost of $134.8 million, including land of $8.6 million, buildings of $97.0 million (including acquisition-related costs of $7.1 million, which were capitalized), and net intangibles of $29.2 million:

  •
  an investment of $38.2 million for five distribution centers located in Tiffin, Ohio; Kalamazoo, Michigan; Andersonville, Tennessee; Shelbyville, Indiana; and Millwood, West Virginia on November 1, 2016;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

  •
  an investment of $32.6 million for a facility located in Zabia Wola, Poland on November 29, 2016. In addition, we recorded a deferred tax liability of $2.1 million partially offset by intangible assets of $2.0 million and land of $0.1 million related to this transaction (amounts are based on the exchange rate of the euro on the date of acquisition); and

  •
  an investment of $64.0 million for a facility located in Kaunas, Lithuania on December 14, 2016. In addition, we recorded a deferred tax liability of $0.5 million partially offset by building and improvements and intangible assets (amounts are based on the exchange rate of the euro on the date of acquisition).

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals, expenses paid by tenants, and future CPI-based adjustments, under non-cancelable operating leases at December 31, 2017 are as follows (in thousands):

Years Ending December 31,	Total
2018	$283,901
2019	285,026
2020	287,210
2021	289,060
2022	288,150
Thereafter	2,231,027

Total	$3,664,374

Real Estate Under Construction

        As noted above, during 2017 we acquired three build-to-suit investments, which were still under construction as of December 31, 2017. The aggregate unfunded commitment on our build-to-suit investments and certain other tenant improvements totaled approximately $56.5 million at December 31, 2017. As of December 31, 2017, real estate under construction totaled $4.6 million and is included within Real estate – Land, buildings and improvements on our consolidated financial statements.

Operating Real Estate – Land, Buildings and Improvements

        Operating real estate, which consists of our wholly owned domestic self-storage operations and a majority ownership in one hotel, at cost, is summarized as follows (in thousands):

	December 31,
	2017	2016
Land	$90,042	$55,645
Buildings and improvements	250,730	203,326
Less: Accumulated depreciation	(26,087)	(18,876)

	$314,685	$240,095

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        Depreciation expense on our operating real estate for the years ended December 31, 2017, 2016, and 2015 was $6.7 million, $7.8 million, and $8.4 million, respectively.

Acquisitions of Operating Real Estate During 2017

        In 2012, we funded a domestic build-to-suit project for the construction and redevelopment of the Shelborne hotel located in Miami, Florida. The funding of the hotel was provided in the form of a $125.0 million loan (which subsequently increased to $174.0 million including accrued interest), which we refer to as the Shelborne Loan. In addition to providing the loan, we acquired a 33% equity interest in the build-to-suit investment. The remaining 67% equity interest was held by two third-party joint venture partners. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the Shelborne Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly owned investment or partnership rather than a loan (Note 6). During 2014, construction was completed and the hotel was placed into service.

        During September 2017, the Shelborne hotel sustained estimated damages of $31.2 million from Hurricane Irma, all of which is expected to be covered by insurance, with exception to the estimated insurance deductible of $1.8 million. Of this amount, $1.7 million was recorded prior to the restructuring within Equity in earnings of equity method investments in real estate on our consolidated financial statements (Note 6).

        On October 3, 2017, we restructured our Shelborne hotel investment. All equity interests in the investment were transferred to us in satisfaction of the Shelborne Loan. Simultaneously, we transferred a 4.5% minority interest back to one of the original equity partners in exchange for a cash contribution of $4.0 million from that partner. As a result of the restructuring, we became the managing member with the controlling financial interest in the investment. The minority interests have no decision-making control. Since the construction is now completed and the Shelborne Loan has been satisfied, we determined that this investment should no longer be accounted for as an ADC Arrangement (Note 6) and, as a result, we consolidate this investment after October 3, 2017.

        We deemed this to be an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset group. Due to the change in control resulting from the acquisition of this controlling interest, we accounted for this acquisition using the purchase method of accounting. We recorded a non-cash loss on change in control of interests of $13.9 million during 2017, which was the difference between the carrying value from our previously held equity investment of $118.7 million and the fair value of our 95.5% ownership interest on the date of restructuring of $104.9 million. We determined the following purchase price allocation based on an

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

appraisal provided by an independent valuation firm performed as of the date of acquisition (in thousands):

Shelborne Hotel
October 3, 2017
Assets acquired at fair value:
Land	$34,397
Buildings and improvements	46,261
Other assets, net(a)	32,695

113,353

Liabilities assumed at fair value:
Other liabilities assumed	(2,777)

(2,777)

Total identifiable net assets	110,576
Noncontrolling interest contribution(b)	(9,529)
Net cash received	3,829

Fair value of our majority interest in investment	104,876
Carrying value of previously held equity investment	(118,727)

Loss on change in control of interest	$(13,851)

(a)
Includes insurance receivables of $29.4 million related to the damage caused by Hurricane Irma, which excludes remediation costs of $1.4 million noted below.

(b)
Includes a non-cash contribution of $5.5 million from the joint-venture partner.

        Subsequent to restructuring, and through December 31, 2017, we incurred additional costs of $1.4 million related to remediation work at the hotel, which is covered by our insurance policy. In addition, we recognized $2.7 million in costs related to our insurance adjuster, which is recorded within Other income and (expenses) on our consolidated financial statements. As of December 31, 2017, insurance receivables outstanding relating to the hurricane damage were $30.8 million, which is included in Other assets, net and represents our estimate of the net proceeds for damages to be received under our insurance policy related to this property.

        We are still assessing the impact of the hurricane to this hotel, and the final damages incurred could vary significantly from our estimate and additional remediation work may be performed. Any changes in estimates for property damage will be recorded in the periods in which they were determined and any additional work will be recorded in the periods in which it is performed.

Acquisitions of Operating Real Estate During 2016

        In 2013, we acquired a 45% equity interest and 40% indirect economic interest in Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC, which were previously accounted for under the equity method of accounting and included in Equity investments in real estate in the consolidated financial statements. On April 11, 2016, we acquired the remaining 15% controlling interest in these entities at a total cost of $22.0 million and, as a result, gained 100% of the economic interest and consolidated this

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

investment. In connection with this business combination, we expensed acquisition-related costs and fees of $3.7 million, which are included in Acquisition expenses in the consolidated financial statements. Due to the change in control resulting from the acquisition of this controlling interest, we accounted for this acquisition using the purchase method of accounting. We recorded a non-cash gain on change in control of interests of $49.9 million during 2016, which was the difference between the carrying value of $15.1 million and the fair value of $64.9 million from our previously held equity interest on April 11, 2016. On October 26, 2016, we exercised our option to purchase the additional 40% indirect economic interest in Madison Storage NYC, LLC from CIF Storage LLC, and as a result, we directly owned 100% of these four entities at both December 31, 2017 and 2016. There was no cash transfer for this additional interest as we previously owned this 40% interest indirectly. At December 31, 2016, we had a 45% equity interest and 40% indirect economic interest in the Veritas Group IX-NYC, LLC property, which was deemed to be a VIE. In March 2017, we exercised our call option on this property, and as a result, we now own 100% of the entity. As such, since that date we no longer classify this entity as a VIE.

        The following tables present a summary of assets acquired and liabilities assumed, and revenues and earnings thereon since the date of acquisition through December 31, 2016 (in thousands):

Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC
Cash consideration	$11,363

Assets acquired at fair value:
Land	$26,941
Buildings	109,399
In-place lease intangible assets	9,783
Other assets acquired	1,705

147,828

Liabilities assumed at fair value:
Non-recourse debt, net	(70,578)
Other liabilities assumed	(831)

(71,409)

Total identifiable net assets	76,419
Gain on change in control of interests	(49,922)
Carrying value of previously held equity investment	(15,134)

$11,363

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC
April 11, 2016 through December 31, 2016
Revenues	$7,166

Net loss(a)(b)	$(9,021)

Net loss attributable to CPA:17 – Global(a)(b)	$(9,021)

(a)
Excludes a $49.9 million gain on change in control of interests.

(b)
Includes equity in losses of equity method investments in real estate of $0.4 million.

Pro Forma Financial Information

        The following consolidated pro forma financial information presents our financial results as if this business combination had occurred as of January 1, 2015. The pro forma financial information is not necessarily indicative of what the actual results would have been had the acquisition actually occurred on January 1, 2015, nor does it purport to represent the results of operations for future periods.

        (In thousands, except per share data)

	Years Ended December 31,
	2016	2015
Pro forma total revenues	$442,972	$437,295

Pro forma net income(a)	$184,487	$165,489
Pro forma net income attributable to noncontrolling interests	(38,863)	(39,915)

Pro forma net income attributable to CPA:17 – Global	$145,624	$125,574

Pro forma basic and diluted weighted-average shares outstanding	342,147,444	334,468,362

Pro-forma basic and diluted income per share	$0.43	$0.38

(a)
Pro forma net income for 2015 includes a gain on change in control of interests of $49.9 million and transaction costs of $3.7 million as if they were recognized on January 1, 2015.

Dispositions and Assets Held for Sale

        Below is a summary of our properties held for sale (in thousands):

	December 31,
	2017	2016
Real estate, net	$—	$14,850

Assets held for sale	$—	$14,850

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        At December 31, 2016, we had a property classified as Assets held for sale (Note 14). On March 13, 2017, we sold this property for $14.1 million, net of closing costs. In addition, during the year ended December 31, 2017, we sold three net-leased properties, two of which were accounted for as direct financing leases (Note 5, Note 14).

I-drive Property Disposition and I-drive Wheel Restructuring

        In 2012, we entered into a contract for the construction of a domestic build-to-suit project with IDL Master Tenant, LLC, a developer, for the construction of an entertainment complex, which we refer to as the I-drive Property, and an observation wheel, which we refer to as the I-drive Wheel, at the I-drive Property. We had accounted for the construction of the I-drive Property as Real estate under construction. The funding for the construction of the I-drive Wheel was provided by us in the form of a $50.0 million loan, which we refer to as the Wheel Loan. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the Wheel Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly-owned investment or partnership rather than a loan (Note 6). During 2015, the construction on both the I-drive Property and the I-drive Wheel were completed and placed into service.

        On March 17, 2017, the developer exercised its purchase option and acquired the I-drive Property for a purchase price of $117.5 million (Note 14). The $60.0 million non-recourse mortgage loan encumbering the I-drive Property was repaid at closing by the buyer (Note 10). In connection with the disposition, we provided seller financing in the form of a $34.0 million mezzanine loan (Note 5), which was considered to be a non-cash investing activity, and the sale was accounted for under the cost recovery method. As a result, the $2.1 million gain on sale was deferred and will be recognized into income upon recovery of the cost of the property from the future cash proceeds. As a result of the sale of the I-drive Property, we no longer consider this entity to be a VIE at December 31, 2017.

        During 2016, we sold 34 self-storage properties (Note 14).

Asset Retirement Obligations

        We have recorded asset retirement obligations for the removal of asbestos and environmental waste in connection with certain of our investments. We estimated the fair value of the asset retirement obligations based on the estimated economic lives of the properties and the estimated removal costs provided by the inspectors. The liability was discounted using the weighted-average interest rate on the associated fixed-rate mortgage loans at the time the liability was incurred.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        The following table provides the activity of our asset retirement obligations, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements (in thousands):

	Years Ended December 31,
	2017	2016
Beginning balance	$17,749	$25,424
Reductions due to dispositions	(2,038)	(10,541)
Accretion expense(a)	991	1,292
Foreign currency translation adjustments and other	230	(314)
Additions	—	1,888

Ending balance	$16,932	$17,749

(a)
Accretion of the liability is included in Property expenses in the consolidated financial statements and recognized over the economic life of the properties.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivables portfolio consists of our Net investments in direct financing leases and loans receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated financial statements. Our loans receivable are included in Other assets, net in the consolidated financial statements. Earnings from our loans receivable are included in Other interest income in the consolidated financial statements.

Net Investments in Direct Financing Leases

        Net investments in direct financing leases is summarized as follows (in thousands):

	December 31,
	2017	2016
Minimum lease payments receivable	$732,092	$790,111
Unguaranteed residual value	188,517	189,692

	920,609	979,803
Less: unearned income	(411,381)	(471,411)

	$509,228	$508,392

        During the year ended December 31, 2017, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro increased by 13.8% to $1.1993 from $1.0541. As a result, the carrying value of our net investment in direct financing leases increased by $5.7 million from December 31, 2016 to December 31, 2017.

        In June 2017, we sold two net-leased properties located in Lima and Miamisburg, Ohio, back to the tenant, Civitas Media, LLC, for net proceeds of $6.1 million (Note 14). These properties were

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

previously accounted for as direct financing leases. We retained the remaining four net-leased properties leased to this tenant.

        On February 10, 2016, we entered into a net lease financing transaction for an industrial facility in Houston, Texas for $4.2 million. In connection with this business combination, we expensed acquisition-related costs and fees of $0.3 million, which are included in Acquisition expenses in the consolidated financial statements.

        On April 8, 2016, we entered into a net lease financing transaction for six newspaper printing facilities in Ohio, North Carolina, Pennsylvania, and Missouri for $12.0 million, including capitalized acquisition-related costs and fees of $0.5 million.

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals, expenses paid by tenants, and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2017 are as follows (in thousands):

Years Ending December 31,	Total
2018	$58,257
2019(a)	306,525
2020	31,696
2021	32,072
2022	32,548
Thereafter	270,994

Total	$732,092

(a)
Includes $250.0 million for a bargain purchase option. In January 2018, the tenant, The New York Times Company, exercised its bargain purchase option to acquire the property for $250.0 million, which is expected to occur on December 1, 2019 (Note 17).

Loans Receivable

        In connection with the I-drive Property disposition (Note 4, Note 14), on March 17, 2017 we provided seller financing in the form of a $34.0 million mezzanine loan (Note 4) to the developer of the I-drive Property, which has an interest rate of 9.0% and is scheduled to mature in April 2019 with an option to extend to April 2020.

        In addition to the sale of the I-drive Property, we restructured the Wheel Loan (Note 4) on March 17, 2017. Under the original ADC Arrangement that was accounted for as an equity method investment (Note 6), (i) we provided all the equity for the initial construction and carried all of the risk, (ii) all interest and fees on the Wheel Loan were added to the Wheel Loan balance, and (iii) we participated in the residual profits of the I-drive Wheel post-construction through rents we received pursuant to a ground lease. The original $50.0 million Wheel Loan was restructured as follows:

  •
  $5.0 million of principal was repaid.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

  •
  $10.0 million of principal was converted into separate loans to two individuals associated with the developer. These loans are guaranteed by their 80.0% equity interest in the I-Shops Property that we originally owned and sold back to the developer in 2014. The loans have an interest rate of 6.5% and are scheduled to mature in December 2018 with an option to extend to April 2020.

  •
  We reduced the interest rate to 6.5% on the remaining $35.0 million and extended the maturity in December 2018 with an option to extend to December 2020.

        In connection with the restructuring of the Wheel Loan, we determined that the loan no longer qualifies as an ADC Arrangement and should no longer be accounted for as an equity investment since (i) the construction was completed, (ii) the borrowers contributed cash and equity pledges as security, which substantially reduced our risk, and (iii) we no longer participate in the residual profits through the ground lease rents (pursuant to the aforementioned I-drive Property disposition mentioned in Note 4). As a result, we reclassified the aggregate loan balance noted above to loans receivable, included in Other Assets, net, which was a non-cash investing activity. A deferred gain of $16.4 million was recorded during the first quarter, which was the difference between the fair value of the remaining $35.0 million loan and the $18.6 million carrying value of our previously held equity investment on March 17, 2017. The deferred gain related to the restructuring of the Wheel Loan will be recognized into income upon recovery of the cost of the Wheel Loan from future cash proceeds.

        At December 31, 2017 and 2016, we had five loans and one loan receivable with outstanding balances of $110.5 million and $31.5 million, respectively, which are included in Other assets, net in the consolidated financial statements.

        1185 Broadway LLC – On January 8, 2015, we provided a mezzanine loan of $30.0 million to a subsidiary of 1185 Broadway LLC for the development of a hotel on a parcel of land in New York, New York. The mezzanine loan is collateralized by an equity interest in a subsidiary of 1185 Broadway LLC. It has an interest rate of 10% and is scheduled to mature on April 3, 2018. The agreement also contains rights to certain fees upon maturity and an equity interest in the underlying entity that has been recorded in Other assets, net in the consolidated financial statements. At December 31, 2017, the balance of the loan receivable including interest thereon was $31.5 million.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to a tenant's business and have a low risk of tenant default. At December 31, 2017, we had $1.1 million of finance receivable balances that were past due, of which we established an allowance for credit losses of $0.7 million. At December 31, 2016, we did not have any finance receivable balances that were past due. Additionally, there were no modifications of finance receivables during the years ended December 31, 2017 and 2016. We evaluate the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. The credit quality evaluation of our finance receivables was last updated in the fourth quarter of 2017.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

        A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants / Obligors at December 31,		Carrying Value at December 31,
Internal Credit Quality Indicator	2017	2016	2017	2016
1	—	—	$—	$—
2	2	2	62,744	61,949
3	8	9	379,621	412,075
4	8	5	165,413	65,868
5	1	—	11,950	—

			$619,728	$539,892

Note 6. Equity Investments in Real Estate

        We own equity interests in net-leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly owned with affiliates. We account for these investments under the equity method of accounting. Earnings for each investment are recognized in accordance with each respective investment agreement and, where applicable, based upon an allocation of the investment's net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period.

        As required by current authoritative accounting guidance, we periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary. Additionally, we provide funding to developers for ADC Arrangements, under which we have provided loans to third-party developers of real estate projects, which we account for as equity investments as the characteristics of the arrangement with the third-party developers are more similar to a jointly owned investment or partnership rather than a loan.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table presents Equity in earnings of equity method investments in real estate, which represents our proportionate share of the income or losses of these investments, as well as amortization of basis differences related to purchase accounting adjustments (in thousands):

	Years Ended December 31,
	2017	2016	2015
Equity Earnings from Equity Investments:
Net Lease(a)	$9,369	$15,271	$21,692
Self Storage	—	(394)	(1,703)
All Other(b)	(6,274)	(5,010)	(1,762)

	3,095	9,867	18,227

Amortization of Basis Differences on Equity Investments:
Net Lease	(2,260)	(3,077)	(2,263)
Self Storage	—	(39)	(155)
All Other	(574)	(3,489)	(1,142)

	(2,834)	(6,605)	(3,560)

Equity in earnings of equity method investments in real estate	$261	$3,262	$14,667

(a)
For the years ended December 31, 2017 and 2016, amounts include impairment charges of $10.6 million and $1.9 million, respectively, related to certain of our equity investments (Note 8).

(b)
As of December 31, 2016, the carrying value of one of our investments was reduced to reflect a $22.8 million impairment of goodwill at the investee level to its fair value (Note 8). In addition, we recorded $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity method investments in real estate and their respective carrying values, along with those ADC Arrangements that are recorded as equity investments (dollars in thousands):

			Carrying Value at December 31,
		Ownership Interest at December 31, 2017
Lessee/Equity Investee	Co-owner		2017	2016
Net Lease:
Hellweg Die Profi-Baumärkte GmbH & Co. KG (referred to as Hellweg 2)(a)(b)(c)	WPC	37%	$109,933	$10,125
Kesko Senukai(a)(d)	Third Party	70%	58,136	—
Jumbo Logistiek Vastgoed B.V.(a)(e)	WPC	85%	55,162	54,621
U-Haul Moving Partners, Inc. and Mercury Partners, LP(b)	WPC	12%	35,897	37,601
Bank Pekao S.A.(a)(b)	CPA:18 – Global	50%	25,582	23,025
BPS Nevada, LLC(b)(f)	Third Party	15%	23,455	23,036
State Farm Automobile Co.(b)	CPA:18 – Global	50%	16,072	17,603
Berry Global Inc.(b)	WPC	50%	14,476	14,974
Tesco Global Aruhazak Zrt.(a)(b)(g)	WPC	49%	10,707	10,807
Eroski Sociedad Cooperativa – Mallorca(a)	WPC	30%	7,629	6,576
Apply Sørco AS (referred to as Apply)(a)(h)	CPA:18 – Global	49%	6,298	12,528
Dick's Sporting Goods, Inc.(b)	WPC	45%	3,750	4,367
Konzum d.d. (referred to as Agrokor)(a)(b)(i)	CPA:18 – Global	20%	3,433	7,079

			370,530	222,342

All Other:
BG LLH, LLC(b)(f)	Third Party	6%	38,724	36,756
Shelborne Operating Associates, LLC (referred to as Shelborne)(b)(f)(j)(k)(l)	Third Party	N/A	—	127,424
IDL Wheel Tenant, LLC(m)	Third Party	N/A	—	37,124
BPS Nevada, LLC – Preferred Equity(b)(n)	Third Party	N/A	—	27,459

			38,724	228,763

			$409,254	$451,105

(a)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the applicable foreign currency.

(b)
This investment is a VIE.

(c)
In January 2017, our Hellweg 2 jointly owned equity investment repaid non-recourse mortgage loans with an aggregate principal balance of approximately $243.8 million, of which we contributed

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  $90.3 million (amounts are based on the exchange rate of the euro as of the date of repayment). This contribution was accounted for as a capital contribution to equity investments in real estate.

(d)
On May 23, 2017, we entered into a joint venture investment to acquire a 70% interest in a real estate portfolio for a total cost of $141.5 million, which excludes our portion of mortgage financing totaling $88.0 million (dollar amounts are based on the exchange rate of the euro on the date of acquisition). In addition, we recorded $7.2 million of basis difference, which was primarily attributable to acquisition costs. This was structured as a sale-leaseback transaction in which the tenant retained the remaining 30% ownership interest in the real estate portfolio. The portfolio includes 18 retail stores and one warehouse collectively located in Lithuania, Latvia, and Estonia, which we will account for as an equity method investment as the minority shareholders have significant influence. All major decisions that significantly impact the economic performance of the entity require a unanimous decision vote from all of the shareholders and, therefore, we do not have control over this investment.

(e)
This investment represents a tenancy-in-common interest, whereby the property is encumbered by debt for which we are jointly and severally liable. The co-obligor is WPC and the amount due under the arrangement was approximately $76.2 million at December 31, 2017. Of this amount, $64.8 million represents the amount we are liable for and is included within the carrying value of this investment at December 31, 2017.

(f)
This investment is reported using the hypothetical liquidation at book value model, which may be different then pro rata ownership percentages, primarily due to the complex capital structures of the partnership agreements.

(g)
On July 29, 2016, this investment refinanced a non-recourse mortgage loan that had an outstanding balance of $33.8 million with new financing of $34.6 million, of which our proportionate share was $17.0 million. The previous loan had an interest rate of 5.9% and a maturity date of July 31, 2016, while the new loan has an interest rate of Euro Interbank Offered Rate plus a margin of 3.3% and a term of five years.

(h)
During the year ended December 31, 2017, we recognized an impairment charge of $6.3 million related to our Apply equity method investment (Note 8).

(i)
During the year ended December 31, 2017, we recognized an impairment charge of $4.3 million related to our Agrokor equity method investment (Note 8).

(j)
On October 3, 2017, we restructured our Shelborne hotel investment by converting the underlying loan to equity when each of the partners transferred their equity interest in the investment to us in full satisfaction for the loan. We then transferred a 4.5% noncontrolling interest back to one of the original joint venture partners for a cash contribution of $4.0 million. As a result, we obtained approximately 95.5% (increased from 33%) of the interest in the entity. As a result of the restructuring, we determined that this investment should no longer be accounted for as an ADC Arrangement (Note 4) and we therefore consolidate this investment. During the year ended December 31, 2017, we recognized a loss on change in control of interests of $13.9 million as a result of this restructuring.

(k)
During the year ended December 31, 2017, as a result of Hurricane Irma and prior to the restructuring of this investment, we incurred damage at the Shelborne hotel, which is currently

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  expected to be covered by insurance proceeds after the estimated deductible is paid (Note 4). We recognized this charge within Equity in earnings of equity method investments in real estate on our consolidated financial statements.

(l)
The carrying value as of December 31, 2016 includes a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

(m)
As of December 31, 2016, the carrying value included our investment in the Wheel Loan (Note 5) that was considered to be a VIE and was reported using the hypothetical liquidation at book value model. The Wheel Loan was restructured on March 17, 2017 and, as a result, we have reclassified the equity investment to a loan receivable, included in Other assets, net and no longer consider this to be a VIE.

(n)
This investment represents a preferred equity interest, with a preferred rate of return of 12%. On May 19, 2017, we received the full repayment of our preferred equity interest totaling $27.0 million; therefore, the preferred equity interest is now retired.

        The following tables present combined summarized investee financial information of our equity method investment properties. Amounts provided are the total amounts attributable to the investment properties and do not represent our proportionate share (in thousands):

	December 31 or September 30 (as applicable),(a)(b)(c)
	2017	2016
Net investments in real estate(d)	$3,850,204	$3,569,612
Other assets(d)	595,352	497,198

Total assets	4,445,556	4,066,810

Debt	2,584,248	2,619,153
Accounts payable, accrued expenses and other liabilities	374,040	447,944

Total liabilities	2,958,288	3,067,097

Total equity	$1,487,268	$999,713

	Twelve Months Ended December 31 or September 30 (as applicable),(a)(b)(c)
	2017	2016	2015
Revenues	$888,159	$815,161	$779,875
Expenses	927,121	865,706	791,224

Loss from continuing operations	$(38,962)	$(50,545)	$(11,349)

(a)
We record our investments in BPS Nevada, LLC and BG LLH, LLC on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2017, 2016, and

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  2015 are based on balances and results of operations from the aforementioned investments is as of and for the 12 months ended September 30, 2017, 2016, and 2015, respectively.

(b)
Our investment in IDL Wheel Tenant, LLC was restructured on March 17, 2017, and as a result, we no longer account for this investment as an equity method investment as of that date. Prior to the restructuring, we recorded this investment on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2016 and 2015 are based on balances and results of operations from IDL Wheel Tenant, LLC as of and for the 12 months ended September 30, 2016 and 2015, respectively. Therefore, amounts in our financial statements for the year ended December 31, 2017, only include operations from this investment for the three months ended December 31, 2016.

(c)
Our investment in Shelborne hotel was restructured on October 3, 2017, and as a result, we no longer account for this investment as an equity method investment as of that date. Prior to the restructuring, we recorded this investment on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2016 and 2015 are based on balances and results of operations from Shelborne hotel as of and for the 12 months ended September 30, 2016 and 2015, respectively. Therefore, amounts for the year ended December 31, 2017 in the table above, only include operations from this investment for the 12 months ended September 30, 2017.

(d)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, amounts for certain line items included within Net investments in real estate as of December 31, 2016 have been revised to the current year presentation (Note 2).

        Aggregate distributions from our interests in other unconsolidated real estate investments were $54.5 million, $57.8 million, and $52.1 million for the years ended December 31, 2017, 2016, and 2015, respectively. At December 31, 2017 and 2016, the unamortized basis differences on our equity investments were $26.3 million and $19.1 million, respectively.

Note 7. Intangible Assets and Liabilities

        In-place lease intangibles are included in In-place lease intangible assets in the consolidated financial statements. Above-market rent and below-market ground lease and other (as lessee) intangibles are included in Other intangible assets in the consolidated financial statements. Goodwill is included in Other assets, net in the consolidated financial statements. Below-market rent and above-market ground lease (as lessor) intangibles are included in Below-market rent and other intangible liabilities, net in the consolidated financial statements.

        In connection with our investment activity during 2017 (Note 4), we recorded an In-place lease intangible of $2.0 million, which has an expected life of 20 years.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Intangible Assets and Liabilities (Continued)

        Intangible assets and liabilities are summarized as follows (in thousands):

		December 31, 2017			December 31, 2016
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	4 - 53	$629,961	$(213,641)	$416,320	$620,149	$(181,598)	$438,551
Above-market rent	5 - 40	98,162	(31,533)	66,629	91,895	(24,599)	67,296
Below-market ground leases and other	55 - 94	12,842	(726)	12,116	12,023	(508)	11,515

		740,965	(245,900)	495,065	724,067	(206,705)	517,362

Indefinite-Lived Intangible Assets
Goodwill		304	—	304	304	—	304

Total intangible assets		$741,269	$(245,900)	$495,369	$724,371	$(206,705)	$517,666

Finite-Lived Intangible Liabilities
Below-market rent	7 - 53	$(82,259)	$22,121	$(60,138)	$(120,725)	$39,025	$(81,700)
Above-market ground lease	49 - 88	(1,145)	61	(1,084)	(1,145)	46	(1,099)

Total intangible liabilities		$(83,404)	$22,182	$(61,222)	$(121,870)	$39,071	$(82,799)

        Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to Rental income; amortization of below-market ground lease and other and above-market ground lease intangibles is included in Property expenses; and amortization of in-place lease intangibles is included in Depreciation and amortization expense on our consolidated financial statements. Amortization of below- and above-market rent intangibles, including the effect of foreign currency translation, increased Rental income by $17.8 million, $14.2 million and $3.6 million for the years ended December 31, 2017, 2016, and 2015, respectively. The year ended December 31, 2017 includes the impact of a below-market rent intangible liability write off of $15.7 million recognized in conjunction with the KBR lease modification (Note 14) that occurred during the current year. Net amortization expense of all of our other net intangible assets totaled $43.7 million, $51.2 million, and $40.3 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        We performed our annual test for impairment of goodwill during the fourth quarter of 2017 and no impairment was indicated. Goodwill resides within our Net Lease segment, which is also the reporting unit for goodwill impairment testing.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Intangible Assets and Liabilities (Continued)

        Based on the intangible assets and liabilities recorded at December 31, 2017, scheduled annual net amortization of intangibles for the next five calendar years and thereafter is as follows (in thousands):

Years Ending December 31,	Net Decrease (Increase) in Rental Income	Increase to Amortization/ Property Expenses	Net
2018	$1,374	$37,007	$38,381
2019	1,374	36,740	38,114
2020	1,367	36,563	37,930
2021	1,369	36,435	37,804
2022	1,375	36,141	37,516
Thereafter	(368)	244,466	244,098

	$6,491	$427,352	$433,843

Note 8. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars; and Level 3, for securities and other derivative assets that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we have also provided the unobservable inputs along with their weighted-average ranges.

        Derivative Assets – Our derivative assets, which are included in Other assets, net in the consolidated financial statements, are comprised of interest rate caps, interest rate swaps, foreign currency forward contracts, stock warrants, and foreign currency collars (Note 9). The interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market. The stock warrants were measured at fair value using internal valuation models that incorporated market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because they are not traded in an active market.

        Derivative Liabilities – Our derivative liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, are comprised of interest rate swaps and foreign currency collars (Note 9). These derivative instruments were measured at fair value

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 because they are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the years ended December 31, 2017, 2016, or 2015. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported within Other income and (expenses) on our consolidated financial statements.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		December 31, 2017		December 31, 2016
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage debt, net(a)(b)	3	$1,849,459	$1,864,043	$2,022,250	$2,053,353
Loans receivable(b)	3	110,500	110,500	31,500	31,500
CMBS(c)	3	6,548	7,237	4,027	7,470

(a)
The carrying value of Mortgage debt, net includes unamortized deferred financing costs of $7.9 million and $9.3 million at December 31, 2017 and 2016, respectively.

(b)
We determined the estimated fair value of these financial instruments using a discounted cash flow model that estimates the present value of the future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes quality of the collateral, the credit quality of the tenant/obligor, certain guarantees, and the time until maturity.

(c)
At December 31, 2017 and 2016, we had two and three separate tranches of CMBS investments, respectively. The carrying value of our CMBS is inclusive of impairment charges for the years ended December 31, 2017 and 2016, as well as accretion related to the estimated cash flows expected to be received.

        We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2017 and 2016.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate held for use for which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be not recoverable. We then measure the impairment charge as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information such as recent comparable sales, broker quotes,

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

or third-party appraisals. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value reporting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about the assets for which we recorded an impairment charge that was measured at fair value on a non-recurring basis (in thousands):

	Years Ended December 31,
	2017		2016		2015
	Fair Value Measurements	Total Impairment Charges	Fair Value Measurements	Total Impairment Charges	Fair Value Measurements	Total Impairment Charges
Impairment Charges
Equity investments in real estate	$10,242	$10,576	$12,528	$1,919	$—	$—
Real estate	7,525	8,276	14,850	29,183	—	—
CMBS	258	683	400	523	1,478	1,023

		$19,535		$31,625		$1,023

        Impairment charges, and their related triggering events and fair value measurements, recognized during 2017, 2016, and 2015 were as follows:

Equity Investments in Real Estate

        During the year ended December 31, 2017, we recognized an other-than-temporary impairment charge of $6.3 million on our Apply Sørco AS investment (Note 6), to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a lease restructuring with the tenant that was executed in September 2017. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 9.3%, 7.8%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2017, we recognized an other-than-temporary impairment charge of $4.3 million on our Agrokor investment, to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a decline in market conditions (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 12.4%, 10.9%, and 10.4%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2016, we recognized an other-than-temporary impairment charge of $1.9 million on our Agrokor equity investment, to reduce the carrying value of a property

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

held by the jointly owned investment to its estimated fair value due to a decline in market conditions (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 8.8%, 7.8%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2016, our Shelborne equity method investment recorded a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 8.0%, 8.0%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

Real Estate

        During the year ended December 31, 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systematic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of this information, we recognized an impairment charge of $3.8 million on a property within the Agrokor portfolio (amount is based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $2.8 million. The fair value measurement related to the impairment charge were determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate , and the residual capitalization rate equal to 11.8%, 10.5%, and 9.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2017, we were notified by the tenant currently occupying a property that we own with an affiliate, located in Waldaschaff, Germany, that the tenant will not be renewing its lease. As a result of this information, and with our expectation that we will not be able to replace the tenant upon the lease expiration primarily due to, among other things, the remote location of the facility and certain environmental concerns, we recognized an impairment charge of $4.5 million, which included $1.5 million attributed to a noncontrolling interest (amounts are based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $4.7 million. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using a cash flow discount rate of 9.75%, which is considered a significant unobservable input. Significant increases or decreases to this input would result in a significant change in the fair value measurement.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

        During the year ended December 31, 2016, as a result of entering into a purchase agreement to sell one of our investments located in Houston Texas, which was classified as held for sale at that date and sold in the first quarter of 2017, we recognized an impairment charge of $29.2 million in order to reduce the carrying value of the property to its estimated fair value. The fair value measurements for the property approximated its estimated selling price, less estimated cost to sell. We used available information, including third-party broker information and internal discounted cash flow models (Level 3 inputs), in determining the fair value of this property.

CMBS

        During the years ended December 31, 2017, 2016, and 2015, we incurred other-than-temporary impairment charges on certain tranches in our CMBS portfolio totaling $0.7 million, $0.5 million, and $1.0 million, respectively, to reduce their carrying values to their estimated fair values as a result of non-performance. The fair value measurements related to the impairment charges were derived from third-party appraisals, which were based on input from dealers, buyers, and other market participants, as well as updates on prepayments, losses, and delinquencies within our CMBS portfolio.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are four main components of economic risk that impact us: interest rate risk, credit risk, market risk, and foreign currency risk. We are primarily subject to interest rate risk on our interest-bearing liabilities, including the Senior Credit Facility (Note 10). Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We own investments in Europe and Asia and are subject to risks associated with fluctuating foreign currency exchange rates.

Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts and we may be granted common stock warrants by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include a counterparty to a hedging arrangement defaulting on its obligation and a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. For a derivative designated, and that qualified, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive income (loss) as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

        All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on our consolidated financial statements. At both December 31, 2017 and 2016, no cash collateral had been posted or received for any of our derivative positions.

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
Derivatives Designated as Hedging Instruments	Balance Sheet Location	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Foreign currency forward contracts	Other assets, net	$14,382	$38,735	$—	$—
Interest rate swaps	Other assets, net	314	54	—	—
Interest rate caps	Other assets, net	201	79	—	—
Foreign currency collars	Other assets, net	—	522	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(3,852)	(6,011)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	(1,431)	(4)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,815	1,848	—	—
Foreign currency forward contracts	Other assets, net	86	—	—	—
Swaption	Other assets, net	—	264	—	—
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(128)	(173)

Total derivatives		$16,798	$41,502	$(5,411)	$(6,188)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of (Loss) Gain Recognized on Derivatives in Other Comprehensive Income (Loss) (Effective Portion)(a)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2017	2016	2015
Foreign currency forward contracts	$(20,620)	$(2,224)	$18,126
Interest rate swaps	2,385	4,174	2,715
Foreign currency collars	(1,919)	628	(107)
Interest rate caps	(509)	4	—

Derivatives in Net Investment Hedging Relationships(b)
Foreign currency forward contracts	(156)	(241)	417
Foreign currency collars	(17)	(5)	2

Total	$(20,836)	$2,336	$21,153

		Amount of Gain (Loss) Reclassified from Other Comprehensive (Loss) Income into Income (Effective Portion)
		Years Ended December 31,
	Location of Gain (Loss) Reclassified to Income
Derivatives in Cash Flow Hedging Relationships		2017	2016	2015
Foreign currency forward contracts	Other income and (expenses)	$7,170	$7,558	$8,083
Interest rate swaps	Interest expense	(2,443)	(6,339)	(7,837)

Total		$4,727	$1,219	$246

(a)
Excludes net gains of $0.2 million recognized on unconsolidated jointly owned investments for both the years ended December 31, 2017 and 2015 and net losses of $1.2 million on unconsolidated jointly owned investments for year ended December 31, 2016.

(b)
The effective portion of the change in fair value and the settlement of these contracts are reported in the foreign currency translation adjustment section of Other comprehensive income (loss) until the underlying investment is sold, at which time we reclassify the gain or loss to earnings.

        Amounts reported in other comprehensive income (loss) related to interest rate swaps will be reclassified to Interest expense as interest is incurred on our variable-rate debt. Amounts reported in Other comprehensive income (loss) related to foreign currency derivative contracts will be reclassified to Other income and (expenses) when the hedged foreign currency contracts are settled. At December 31, 2017, we estimated that an additional $1.5 million and $5.5 million will be reclassified as interest expense and as other income and (expenses), respectively, during the next 12 months.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
	Location of Gain (Loss) Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships		2017	2016	2015
Swaption	Other income and (expenses)	$(220)	$(45)	$(196)
Stock warrants	Other income and (expenses)	(33)	66	(66)
Interest rate swap	Interest expense	11	6	—
Foreign currency forward contracts	Other income and (expenses)	10	—	(16)
Embedded credit derivatives	Other income and (expenses)	—	—	177
Foreign currency collars	Other income and (expenses)	—	—	(8)

Derivatives in Cash Flow Hedging Relationships
Interest rate swaps(a)	Interest expense	121	463	302
Foreign currency collars	Other income and (expenses)	(12)	—	—

Total		$(123)	$490	$193

(a)
Relates to the ineffective portion of the hedging relationship.

        See below for information regarding why we enter into our derivative instruments and concerning derivative instruments owned by unconsolidated investments, which are excluded from the tables above.

Interest Rate Swaps, Caps, and Swaption

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate, non-recourse mortgage loans and, as a result, we have entered into, and may continue to enter into, interest rate swap agreements, interest rate cap agreements or swaptions with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share downward shifts in interest rates. A swaption gives us the right but not the obligation to enter into an interest rate swap, of which the terms and conditions are set on the trade date, on a specified date in the future. Our objective in using these derivatives is to limit our exposure to interest rate movements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The interest rate swaps and caps that our consolidated subsidiaries had outstanding at December 31, 2017 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount	Fair Value at December 31, 2017(a)
Designated as Cash Flow Hedging Instruments
Interest rate swaps	12	123,536 USD	$(3,074)
Interest rate swaps	5	69,345 EUR	(464)
Interest rate caps	4	132,770 EUR	177
Interest rate cap	1	6,394 GBP	13
Interest rate cap	1	75,000 USD	11
Not Designated as Hedging Instrument
Interest rate swap	1	4,843 EUR	(128)

			$(3,465)

(a)
Fair value amount is based on the exchange rate of the euro or British pound sterling at December 31, 2017, as applicable.

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, the British pound sterling, the Japanese yen, and the Norwegian krone. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant's rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent that there is a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency at a range of predetermined exchange rates. By entering into forward contracts and holding them to maturity, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options' strike prices. Our foreign currency forward contracts and foreign currency collars have maturities of 77 months or less.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at December 31, 2017 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount	Fair Value at December 31, 2017
Designated as Cash Flow Hedging Instruments
Foreign currency forward contracts	43	88,173 EUR	$14,325
Foreign currency collars	2	15,100 EUR	(1,395)
Foreign currency collars	3	2,000 NOK	(16)
Not Designated as Hedging Instruments
Foreign currency forward contracts	9	6,521 NOK	86
Designated as Net Investment Hedging Instruments
Foreign currency forward contracts	2	4,329 NOK	57
Foreign currency collar	1	2,500 NOK	(20)

			$13,037

Credit Risk-Related Contingent Features

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of December 31, 2017. At December 31, 2017, our total credit exposure was $12.8 million and the maximum exposure to any single counterparty was $6.0 million.

        Some of the agreements with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At December 31, 2017, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $5.6 million and $6.7 million at December 31, 2017 and 2016, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions at December 31, 2017 or 2016, we could have been required to settle our obligations under these agreements at their aggregate termination value of $5.7 million and $7.3 million, respectively.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a number of tenants are engaged in similar business activities or have similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – Portfolio Overview for more information about our portfolio concentration risk.

        For the year ended December 31, 2017, our KBR Inc. tenant contributed 12% of our total revenues, which included $15.7 million for the year ended December 31, 2017 as a result of a write-off of a below-market lease intangible liability that increased rental income (Note 14).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt

Mortgage Debt, Net

        Mortgage debt, net consists of mortgage notes payable, which are collateralized by the assignment of real estate properties. For a list of our encumbered properties, see Schedule III – Real Estate and Accumulated Depreciation. At December 31, 2017, our mortgage notes payable bore interest at fixed annual rates ranging from 1.9% to 7.4% and variable contractual annual rates ranging from 1.3% to 6.0%, with maturity dates ranging from 2018 to 2039.

Financing Activity During 2017

        During 2017, we drew down on two non-recourse mortgage loans totaling $25.1 million that have a weighted-average annual interest rate and term to maturity of 3.1% and seven years, respectively. In addition, we refinanced two non-recourse mortgage loans totaling $157.7 million with new loans of $180.0 million that have a weighted-average annual interest rate and term to maturity of 2.8% and three years, respectively.

        During 2017, we repaid 13 non-recourse mortgage loans totaling $261.4 million, 11 of which were scheduled to mature in 2017 and two of which were scheduled to mature in 2018 (amount is based on the exchange rate of the euro as of the date of repayment, as applicable). Of that amount, $60.0 million pertained to the non-recourse mortgage loan that was repaid in full at closing by the buyer in connection with the I-drive Property disposition (Note 4, Note 14), on which we recognized a loss on extinguishment of debt of $1.3 million. In addition, in connection with our disposition of a property located in Pordenone, Italy, which was part of a larger portfolio of properties located throughout Italy leased to a single tenant, we repaid a portion of the principal balance of the mortgage loan on that portfolio for a total of $9.3 million (amount is based on the exchange rate of the euro as of the date of repayment).

        In March 2017, we completed the sale of the KBR II property (Note 14), which had a non-recourse mortgage loan of $31.2 million at the time of sale. This mortgage loan, which has an interest rate 4.9% and is scheduled to mature in January 2024, has since been recollateralized with two of our existing net-lease properties. As a result of the swapping of the collateral of this loan, this debt is now considered to be a recourse mortgage loan to us in the event of a default.

Financing Activity During 2016

        During 2016, we obtained seven new non-recourse mortgage financings and completed two additional drawdowns on already existing mortgage financings totaling $170.9 million net of discounts with a weighted-average annual interest rate and term to maturity of 2.0% and 7.1 years, respectively.

        Additionally, in connection with the acquisition of the remaining 15% interest in a self-storage portfolio that we now control (Note 4), we now consolidate the outstanding mortgage debt of this investment, which totaled $69.8 million net of discounts with a weighted-average annual interest rate of 4.5% and term to maturity of 1.1 years.

        During 2016, we defeased seven non-recourse mortgage loans with outstanding principal balances totaling $121.9 million net of discounts and recognized losses on extinguishment of debt totaling $23.6 million primarily comprised of prepayment penalties and defeasance costs. These mortgage loans had a weighted-average interest rate and remaining term to maturity of 4.9% and 5.7 years, respectively, and encumbered a total of 52 self-storage properties, 34 of which were sold (Note 14) and

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

18 of which were refinanced with new non-recourse mortgage loans totaling $65.9 million. These loans have a weighted-average interest rate and term to maturity of 3.0% and 4.8 years, respectively.

        Additionally, during 2016, we refinanced four non-recourse mortgage loans totaling $206.4 million with new non-recourse mortgage financing totaling $211.8 million and recognized a loss on extinguishment of debt of $0.8 million. These mortgage loans have a weighted-average interest rate and term to maturity of 2.0% and 4.7 years, respectively.

Senior Credit Facility

        On August 26, 2015, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders, which we refer to herein as the Credit Agreement. The Credit Agreement was amended on March 31, 2016 to clarify the Restricted Payments covenant (see below); no other terms were changed. The Credit Agreement provides for a $200.0 million senior unsecured revolving credit facility, or the Revolver, and a $50.0 million delayed-draw term loan facility, or the Term Loan. We refer to the Revolver and the Term Loan together as the Senior Credit Facility, which has a maximum aggregate principal amount of $250.0 million and, subject to lender approval, an accordion feature of $250.0 million. The Senior Credit Facility is scheduled to mature on August 26, 2018, and may be extended by us for two 12-month periods.

        The Senior Credit Facility provides for an annual interest rate of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Credit Agreement). With respect to the Revolver, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.50% to 2.25% (based on London Interbank Offered Rate, or LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.50% to 1.25% (as defined in the Credit Agreement), depending on our leverage ratio. With respect to the Term Loan, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.45% to 2.20% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.45% to 1.20% (as defined in the Credit Agreement), depending on our leverage ratio. In addition, we pay a fee of either 0.15% or 0.30% on the unused portion of the Senior Credit Facility. If usage of the Senior Credit Facility is equal to or greater than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.15%, and if usage of the Senior Credit Facility is less than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.30%. In connection with the transaction, we incurred costs of $1.9 million, which are being amortized to interest expense over the remaining term of the Senior Credit Facility.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

        The following table presents a summary of our Senior Credit Facility (dollars in thousands):

		Outstanding Balance at December 31,
	Interest Rate at December 31, 2017
Senior Credit Facility, net		2017	2016
Term Loan(a)	LIBOR + 1.45%	$49,915	$49,751
Revolver:
Revolver – borrowing in euros(b)	1.50%	29,969	—
Revolver – borrowing in yen(c)	1.50%	22,047	—

		$101,931	$49,751

(a)
Includes unamortized deferred financing costs and discounts.

(b)
Amount is based on the exchange rate of the euro at December 31, 2017.

(c)
Amount is based on the exchange rate of the yen at December 31, 2017.

        On September 30, 2016, we exercised the delayed draw option on our Term Loan and borrowed $50.0 million. The Term Loan bears interest at LIBOR + 1.45% and is scheduled to mature on August 26, 2018, unless extended pursuant to its terms. The Revolver and Term Loan are used for our working capital needs and for new investments, as well as for general corporate purposes. During the year ended December 31, 2017, we drew down a total of $119.2 million from our Senior Credit Facility (amount is based on the exchange rate of the euro on the date of each draw), of which we have since repaid $69.0 million.

        We are required to ensure that the total Restricted Payments (as defined in the amended Credit Agreement) in an aggregate amount in any fiscal year does not exceed the greater of 95% of Modified funds from operations, or MFFO, and the amount of Restricted Payments required in order for us to (i) maintain our REIT status and (ii) avoid the payment of federal or state income or excise tax. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $100.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Credit Agreement also stipulates certain customary financial covenants. We were in compliance with all such covenants at December 31, 2017.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

Scheduled Debt Principal Payments

        Scheduled debt principal payments for each of the next five calendar years following December 31, 2017 and thereafter through 2039 are as follows (in thousands):

Years Ending December 31,	Total
2018(a)	$173,644
2019	74,452
2020	427,354
2021	452,057
2022	350,859
Thereafter through 2039	486,485

Total principal payments	1,964,851
Deferred financing costs	(8,003)
Unamortized discount, net	(5,458)

Total	$1,951,390

(a)
Includes the $50.0 million Term Loan and $52.0 million Revolver outstanding at December 31, 2017 under our Senior Credit Facility, which is scheduled to mature on August 26, 2018, unless extended pursuant to its terms.

        Certain amounts in the table above are based on the applicable foreign currency exchange rate at December 31, 2017. The carrying value of our Debt, net increased by $79.0 million from December 31, 2016 to December 31, 2017 due to the weakening of the U.S. dollar relative to foreign currencies, particularly the euro, during the same period.

Debt Covenants

        As of December 31, 2017, we were in breach of a loan-to-value, or LTV, covenant on one of our non-recourse mortgage loans. On January 22, 2018, we repaid $6.1 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal on this loan to cure the covenant breach (Note 17).

Note 11. Commitments and Contingencies

        At December 31, 2017, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations. See Note 4 for unfunded construction commitments.

Note 12. Equity

Distributions

        Distributions paid to stockholders consist of ordinary income, capital gains, return of capital, or a combination thereof for income tax purposes. The following table presents annualized distributions per share, declared and paid during the years ended December 31, 2017, 2016 and 2015, reported for tax

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Equity (Continued)

purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Internal Revenue Code Section 857(b)(3)(C) and Treasury Regulation § 1.857-6(e):

	Years Ended December 31,
	2017	2016	2015
Ordinary income	$0.3091	$0.1994	$0.3220
Return of capital	0.3409	0.1403	0.3280
Capital gain	—	0.3103	—

Total distributions paid	$0.6500	$0.6500	$0.6500

        During the fourth quarter of 2017, our board of directors declared a quarterly distribution of $0.1625 per share, which was paid on January 16, 2018 to stockholders of record on December 29, 2017, in the amount of $56.9 million.

        During the year ended December 31, 2017, our board of directors declared distributions in the aggregate amount of $226.0 million, which equates to $0.6500 per share.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Equity (Continued)

Reclassifications Out of Accumulated Other Comprehensive Loss

        The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Balance at January 1, 2015	$7,311	$(106)	$(88,212)	$(81,007)

Other comprehensive loss before reclassifications	21,135	29	(81,037)	(59,873)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	7,837	—	—	7,837
Other income and (expenses)	(8,083)	—	—	(8,083)

Total	(246)	—	—	(246)

Net current-period Other comprehensive loss	20,889	29	(81,037)	(60,119)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	1,321	1,321

Balance at December 31, 2015	28,200	(77)	(167,928)	(139,805)

Other comprehensive loss before reclassifications	2,568	29	(18,785)	(16,188)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	6,339	—	—	6,339
Other income and (expenses)	(7,558)	—	—	(7,558)

Total	(1,219)	—	—	(1,219)

Net current-period Other comprehensive loss	1,349	29	(18,785)	(17,407)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	536	536

Balance at December 31, 2016	29,549	(48)	(186,177)	(156,676)

Other comprehensive income before reclassifications	(15,735)	33	100,948	85,246
Amounts reclassified from accumulated other comprehensive income to:
Interest expense	2,443	—	—	2,443
Other income and (expenses)	(7,170)	—	—	(7,170)

Total	(4,727)	—	—	(4,727)

Net current-period Other comprehensive income	(20,462)	33	100,948	80,519
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(2,263)	(2,263)

Balance at December 31, 2017	$9,087	$(15)	$(87,492)	$(78,420)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, the only provision of income taxes in the consolidated financial statements relates to our TRSs. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, lowered the U.S. corporate income tax rate from 35% to 21%. As a result, we recognized a deferred tax benefit of $6.6 million for the year ended December 31, 2017.

        We conduct business in various states and municipalities within the United States, Europe, and Asia, and as a result, we file income tax returns in the U.S. federal jurisdiction and various states and certain foreign jurisdictions. Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle.

        The components of our (benefit from) provision for income taxes for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Federal
Current	$190	$130	$110
Deferred	(3,577)	4,327	954

	(3,387)	4,457	1,064

State and Local
Current	838	(26)	840
Deferred	765	312	1,312

	1,603	286	2,152

Foreign
Current	2,959	3,677	3,787
Deferred	(1,688)	57	1,882

	1,271	3,734	5,669

Total (Benefit) Provision(a)	$(513)	$8,477	$8,885

(a)
We recorded a deferred tax benefit of $2.6 million for certain of our equity investments in 2017. We recorded deferred tax provisions of $4.0 million and $2.3 million for certain of our equity investments in 2016 and 2015, respectively.

        We account for uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes. Our taxable subsidiaries recognize tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

        The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2017	2016
Beginning balance	$—	$198
Addition based on tax positions related to the current year	437	—
Decrease due to lapse in statute of limitations	—	(198)

Ending balance	$437	$—

        At December 31, 2017 we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on our effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2017 and 2016, we had no significant accrued interest related to uncertain tax positions.

        Tax authorities in the relevant jurisdictions may select our tax returns for audit and propose adjustments before the expiration of the statute of limitations. Our tax returns filed for tax years 2011 through 2016 remain open to adjustment in the major tax jurisdictions.

Deferred Income Taxes

        Our deferred tax assets before valuation allowances were $31.8 million and $33.0 million at December 31, 2017 and 2016, respectively. Our deferred tax liabilities were $30.5 million and $32.7 million at December 31, 2017 and 2016, respectively. We determined that $26.3 million and $28.1 million of our deferred tax assets did not meet the criteria for recognition under the accounting guidance for income taxes and accordingly, we established valuation allowances in those amounts at December 31, 2017 and 2016, respectively. Our deferred tax asset, net of valuation allowance, is recorded in Other assets, net on our consolidated balance sheet. Our deferred tax assets and liabilities at December 31, 2017 and 2016 are primarily the result of temporary differences related to:

  •
  basis differences between tax and GAAP for real estate assets and equity investments (For income tax purposes, certain acquisitions have resulted in us assuming the seller's basis, or the carry-over basis, in assets and liabilities for tax purposes. In accordance with purchase accounting requirements under GAAP, we record all of the acquired assets and liabilities at their estimated fair values at the date of acquisition. For our subsidiaries subject to income taxes in the United States or in foreign jurisdictions, we recognize deferred income tax liabilities representing the tax effect of the difference between the tax basis and the fair value of the tangible and intangible assets recorded at the date of acquisition for GAAP.);

  •
  timing differences generated by differences in the GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs, straight-line rent, prepaid rents, and intangible assets; and

  •
  tax net operating losses in foreign jurisdictions that may be realized in future periods if we generate sufficient taxable income.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

        At December 31, 2017, we had net operating losses in U.S. federal, state, and foreign jurisdictions of approximately $48.9 million, $31.9 million, and $40.5 million, respectively. At December 31, 2016, we had net operating losses in U.S. federal, state and foreign jurisdictions of approximately $35.1 million, $21.3 million, and $19.9 million, respectively. If not utilized, the U.S. federal net operating loss carryforwards will begin to expire in 2032. The state and local net operating loss carryforwards will begin to expire in 2027. The foreign net operating loss carryforwards will begin to expire in 2018. The utilization of net operating losses may be subject to certain limitations under the tax laws of the relevant jurisdiction.

Note 14. Property Dispositions

        From time to time, we may decide to sell a property. We have an active capital recycling program, with a goal of extending the average lease term through reinvestment, improving portfolio credit quality through dispositions and acquisitions of assets, increasing the asset criticality factor in our portfolio, and/or executing strategic dispositions of assets. We may decide to dispose of a property due to vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. We may also sell a property when we receive an unsolicited offer or negotiate a price for an investment that is consistent with our strategy for that investment. When it is appropriate to do so, we classify the property as an asset held for sale on our consolidated balance sheet.

Property Dispositions

        The results of operations for properties that have been sold or classified as held for sale are included in the consolidated financial statements and are summarized as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Revenues	$7,245	$46,928	$47,737
Operating expenses (excluding impairment charges)	(3,150)	(25,944)	(29,365)
Impairment charges	—	(29,183)	—
Interest expense	(1,108)	(7,485)	(6,996)
Other income and (expenses)	—	—	676
Loss on extinguishment of debt	(1,364)	(15,807)	—
Equity in losses of equity method investments	(688)	(3,137)	(2,789)
Provision for income taxes	(2)	(24)	(4)
Gain on sale of real estate, net of tax	2,879	132,858	2,197

Income from properties sold or classified as held for sale, net of income taxes	$3,812	$98,206	$11,456

        2017 – During the second quarter of 2017, we sold three properties for total proceeds of $14.6 million, net of selling costs, and recorded an aggregate gain on sale of $1.2 million (amounts are based on the euro exchange rate on the applicable date of disposition), which was recorded under the full accrual method.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Property Dispositions (Continued)

        In March 2017, we sold one of our net-lease properties to the developer that constructed the I-drive Property for net proceeds of $23.5 million, inclusive of $34.0 million of financing provided by us to the developer in the form of a mezzanine loan. This sale was accounted for under the cost recovery method. As a result, we recorded a deferred gain on sale of $2.1 million, which will be recognized into income upon recovery of the cost of the property (Note 4, Note 5). The developer repaid the $60.0 million non-recourse mortgage loan encumbering the I-drive Property in full at closing (Note 10). In addition, in connection with the I-drive Wheel restructuring, we recorded a deferred gain of $16.4 million, which will be recognized into income upon recovery of the cost of the Wheel Loan (Note 5).

        In August 2016, we simultaneously entered into two agreements with one of our tenants, KBR, Inc., to amend the lease at one property and terminate the lease at another property, both located in Houston, Texas. The lease modification and lease termination were contingent upon one another and became effective upon disposing of one net-lease property on March 13, 2017, which was previously classified as held for sale as of December 31, 2016 prior to its sale in the first quarter of 2017. Upon disposition, we received proceeds of $14.1 million, net of closing costs, and recognized a gain on sale of $1.6 million, which was recorded under the full accrual method. In addition, as a result of the aforementioned lease modification, contractual rents were renegotiated to be at market and the existing below-market rent lease liability of $15.7 million was written off and recognized in Rental income during the year ended December 31, 2017 (Note 7). In addition, as a result of the termination of the lease noted above, we accelerated the below-market lease intangible liabilities of $3.3 million and $13.9 million that were also recognized in Rental income during the year ended December 31, 2017 and 2016, respectively. At December 31, 2016, the land and building for this property were classified as held for sale and we recognized an impairment charge of $29.2 million during the year ended December 31, 2016 to reduce the carrying value of the property to its estimated fair value (Note 8).

        2016 – During 2016, we sold 34 self-storage properties for total proceeds of $259.1 million, net of selling costs and recognized a gain on the sale of these assets of $132.9 million in the aggregate. Proceeds from the sales were used to repay non-recourse mortgage loans encumbering the properties with outstanding principal balances aggregating $84.7 million, and as a result, we recorded a loss on extinguishment of debt of $15.8 million.

        2015 – We did not have any dispositions during 2015. However, we recognized a gain on sale of real estate of $2.2 million during that year related to an equity interest option (on a property that was previously disposed of), which expired on January 31, 2015.

        None of our property dispositions during 2017, 2016, or 2015 qualified for classification as a discontinued operation.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, CMBS, one hotel, and certain other properties, which are included in our All Other category. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Years Ended December 31,
	2017	2016	2015
Net Lease
Revenues(a)	$397,766	$389,709	$366,904
Operating expenses(b)(c)	(157,206)	(180,376)	(136,838)
Interest expense	(77,503)	(87,703)	(85,138)
Other income and (expenses), excluding interest expense(d)	5,839	10,412	18,508
Provision for income taxes	(718)	(2,887)	(7,458)
Gain on sale of real estate, net of tax	2,872	—	2,197
Net income attributable to noncontrolling interests	(13,530)	(14,098)	(15,247)

Net income attributable to CPA:17 – Global	$157,520	$115,057	$142,928

Self-Storage
Revenues	$35,935	$43,979	$46,418
Operating expenses	(26,235)	(36,094)	(32,575)
Interest expense	(7,638)	(8,744)	(7,655)
Other income and (expenses), excluding interest expense(e)(f)	(260)	25,920	(1,858)
Provision for income taxes	(163)	(183)	(167)
Gain on sale of real estate, net of tax	7	132,858	—

Net income attributable to CPA:17 – Global	$1,646	$157,736	$4,163

All Other
Revenues	$13,953	$6,674	$13,625
Operating expenses	(5,482)	(633)	(1,712)
Interest expense	—	(5)	404
Other income and (expenses), excluding interest expense(g)(h)	(23,428)	(8,419)	(1,691)
Benefit from (provision for) income taxes	2,741	(4,671)	(150)
Net loss attributable to noncontrolling interests	1,323	—	—

Net (loss) income attributable to CPA:17 – Global	$(10,893)	$(7,054)	$10,476

Corporate
Unallocated Corporate Overhead(i)	$(24,311)	$(50,629)	$(48,694)

Net income attributable to noncontrolling interests – Available Cash Distributions	$(26,675)	$(24,765)	$(24,668)

Total Company
Revenues	$447,654	$440,362	$426,947
Operating expenses	(234,326)	(263,802)	(218,892)
Interest expense	(88,270)	(98,813)	(93,551)
Other income and (expenses), excluding interest expense	7,719	27,080	16,304
Benefit from (provision for) income taxes	513	(8,477)	(8,885)
Gain on sale of real estate, net of tax	2,879	132,858	2,197
Net income attributable to noncontrolling interests	(38,882)	(38,863)	(39,915)

Net income attributable to CPA:17 – Global	$97,287	$190,345	$84,205

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

	Total Assets at December 31,
	2017	2016
Net Lease(j)	$3,980,445	$3,905,402
Self-Storage	241,438	252,195
All Other(k)	277,702	266,231
Corporate	87,885	275,095

Total Company	$4,587,470	$4,698,923

(a)
Amount for the year ended December 31, 2017 includes a $15.7 million write-off of a below-market rent lease liability, pertaining to our KBR Inc., properties that were recognized in Rental income as a result of a lease modification (Note 14). In addition, as a result of a lease termination, we accelerated the below-market rent lease intangible liabilities of $3.3 million and $13.9 million that were also recognized in Rental income during the year ended December 31, 2017 and 2016, respectively.

(b)
Includes impairment charges of $8.3 million and $29.2 million incurred during the year ended December 31, 2017 and 2016, respectively (Note 8).

(c)
In April 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systematic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of the financial difficulties and the uncertainty regarding future rent collections from the tenant, we recorded bad debt expense of $8.1 million during the year ended December 31, 2017.

(d)
For the years ended December 31, 2017 and 2016, amounts include impairment charges of $10.6 million and $1.9 million, respectively, related to certain of our equity investments (Note 8).

(e)
Includes a gain on change in control of interests of $49.9 million for the year ended December 31, 2016 (Note 4).

(f)
Includes loss on extinguishment of debt of $23.6 million for the year ended December 31, 2016 (Note 10).

(g)
Includes a loss on change in control of interests of $13.9 million for the year ended December 31, 2017 (Note 4). In addition, as a result of Hurricane Irma damage incurred at the Shelborne hotel investment (Note 4), this amount includes an estimated insurance deductible of $1.8 million and $2.7 million of costs incurred related to our insurance adjuster.

(h)
For the year ended December 31, 2016, our Shelborne equity method investment recorded a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

(i)
Included in unallocated corporate overhead are asset management fees, and general and administrative expenses, as well as interest expense and other charges related to our Senior Credit

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

  Facility. These expenses are calculated and reported at the portfolio level and not evaluated as part of any segment's operating performance.

(j)
Includes the impact of the I-drive Property disposition (Note 4, Note 14), the sale of a property classified as Assets held for sale as of December 31, 2016, and the sale of three other net-leased properties that occurred during the year ended December 31, 2017 (Note 14).

(k)
Includes the impact of the I-drive Wheel restructuring during the year ended December 31, 2017 (Note 5, Note 6, Note 14).

        Our portfolio is comprised of domestic and international investments. The following tables present the geographic information (in thousands):

As of and for the Year Ended December 31, 2017	Texas	New York	Other Domestic	International(a)	Total
Revenues	$67,317	$45,430	$208,562	$126,345	$447,654
Operating expenses	(28,389)	(12,211)	(121,672)	(72,054)	(234,326)
Interest expense	(10,053)	(6,937)	(50,087)	(21,193)	(88,270)
Other income and (expenses), excluding interest expense	688	(257)	(665)	7,953	7,719
Benefit from income taxes	(53)	162	1,532	(1,128)	513
Gain on sale of real estate, net of tax	1,647	—	755	477	2,879
Net income attributable to noncontrolling interests	—	(11,222)	(27,206)	(454)	(38,882)
Net income attributable to CPA:17 – Global	31,157	14,965	11,219	39,946	97,287
Long-lived assets(b)	308,195	388,336	1,694,242	1,346,148	3,736,921
Equity investments in real estate	16,072	—	116,302	276,880	409,254
Debt, net	216,542	179,775	981,081	573,992	1,951,390

As of and for the Year Ended December 31, 2016	Texas	New York	Other Domestic	International(a)	Total
Revenues	$67,860	$42,912	$213,027	$116,563	$440,362
Operating expenses(c)	(75,455)	(13,152)	(124,776)	(50,419)	(263,802)
Interest expense	(11,774)	(7,098)	(54,760)	(25,181)	(98,813)
Other income and (expenses), excluding interest expense	(2,859)	49,483	(10,428)	(9,116)	27,080
Provision for income taxes	(67)	(682)	(4,102)	(3,626)	(8,477)
Gain on sale of real estate, net of tax	10,565	—	122,293	—	132,858
Net income attributable to noncontrolling interests	—	(10,972)	(26,608)	(1,283)	(38,863)
Net income attributable to CPA:17 – Global	(11,730)	60,491	114,646	26,938	190,345
Long-lived assets(b)	337,379	395,508	1,770,506	1,242,073	3,745,466
Equity investments in real estate	17,603	—	308,741	124,761	451,105
Debt, net	249,336	173,823	1,012,929	635,913	2,072,001

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

For the Year Ended December 31, 2015	Texas	New York	Other Domestic	International(a)	Total
Revenues	$63,933	$37,567	$212,394	$113,053	$426,947
Operating expenses	(42,934)	(1,624)	(131,013)	(43,321)	(218,892)
Interest expense	(12,465)	(3,602)	(52,853)	(24,631)	(93,551)
Other income and (expenses), excluding interest expense	787	(1,857)	15,277	2,097	16,304
Provision for income taxes	(4)	—	(3,354)	(5,527)	(8,885)
Gain on sale of real estate, net of tax	—	—	2,197	—	2,197
Net income attributable to noncontrolling interests	—	(11,068)	(26,105)	(2,742)	(39,915)
Net income attributable to CPA:17 – Global	9,317	19,416	16,543	38,929	84,205

(a)
All years include investments in Poland, Italy, Croatia, Spain, Germany, the United Kingdom, the Netherlands, Japan, the Czech Republic, Slovakia, Norway, and Hungary; 2017 and 2016 include investments in Lithuania; and 2017 includes investments in Latvia and Estonia.

(b)
Consists of Net investments in real estate. In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, amounts for certain line items included within Net investments in real estate as of December 31, 2016 have been revised to the current year presentation (Note 2).

(c)
Amount for Texas includes an impairment charge of $29.2 million recognized on one property for the year ended December 31, 2016 (Note 8).

Note 16. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Revenues	$123,005	$106,513	$107,396	$110,740
Expenses(a)	59,615	55,581	53,313	65,817
Net income(a)(b)(c)	47,146	41,725	33,810	13,488
Net income attributable to noncontrolling interests	(9,135)	(10,919)	(9,081)	(9,747)
Net income attributable to CPA:17 – Global(a)(b)(c)	38,011	30,806	24,729	3,741
Earnings per share attributable to CPA:17 – Global	$0.11	$0.09	$0.07	$0.01

Distributions declared per share	$0.1625	$0.1625	$0.1625	$0.1625

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Selected Quarterly Financial Data (Unaudited) (Continued)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenues	$107,226	$109,185	$110,076	$113,875
Expenses(d)	56,205	60,037	87,442	60,118
Net income(e)	55,617	91,241	67,045	15,305
Net income attributable to noncontrolling interests	(10,194)	(9,383)	(8,827)	(10,459)
Net income attributable to CPA:17 – Global(d)(e)	45,423	81,858	58,218	4,846
Earnings per share attributable to CPA:17 – Global	$0.13	$0.24	$0.17	$0.01

Distributions declared per share	$0.1625	$0.1625	$0.1625	$0.1625

(a)
Amounts for the three months ended December 31, 2017 and March 31, 2017 include impairment charges of $4.2 million and $4.5 million, respectively, on our consolidated real estate investments (Note 8).

(b)
Amounts for the three months ended December 31, 2017, September 30, 2017, and June 30, 2017 include impairment charges of $1.8 million, $6.3 million, and $2.5 million, respectively, on our equity investments on real estate (Note 8).

(c)
Amount for the three months ended December 31, 2017 includes loss on change of control of interests of $13.9 million that was recognized in connection with the restructuring of the Shelborne hotel (Note 4).

(d)
Amount for the three months ended September 30, 2016, includes an impairment charge of $29.2 million (Note 8).

(e)
Amount for the three months ended June 30, 2016 includes gains on change of control of interests of $49.9 million, recognized in connection our acquisition of the remaining 15% controlling interest in a jointly owned investment in five self-storage properties (Note 4). Amounts for the three months ended March 31, 2016, June 30, 2016, and September 30, 2016 include gain on sale of real estate, net of tax totaling $25.4 million, $25.0 million, and $82.3 million, respectively, recognized in connection with the disposition of certain self-storage properties that occurred during these periods. Amounts for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 include a loss on extinguishment of debt of $2.5 million, $5.1 million, $16.0 million, and $0.8 million, respectively (Note 10). During the three months ended December 31, 2016, our Shelborne equity investment incurred a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement. Additionally, we recorded $10.6 million of losses guaranteed by the previous management company under the terms of the management agreement (Note 6).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Subsequent Events

        On January 22, 2018, we repaid $6.1 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal on one of our non-recourse mortgage loans to cure the LTV covenant breach that existed at December 31, 2017 (Note 10).

        In January 2018, a tenant, The New York Times Company, exercised its bargain purchase option to acquire the property it leases from us for $250.0 million, which is expected to occur on December 1, 2019.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2017, 2016, and 2015

(in thousands)

Description	Balance at Beginning of Year	Other Additions	Deductions	Balance at End of Year
Year Ended December 31, 2017
Valuation reserve for deferred tax assets	$28,150	$3,406	$(5,303)	$26,253
Valuation for tenant receivables	36	8,565	(36)	8,565
Year Ended December 31, 2016
Valuation reserve for deferred tax assets	$29,001	$5,151	$(6,002)	$28,150
Valuation for tenant receivables	1,750	24	(1,738)	36
Year Ended December 31, 2015
Valuation reserve for deferred tax assets	$13,103	$21,211	$(5,313)	$29,001
Valuation for tenant receivables	—	1,750	—	1,750

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Real Estate Under Operating Leases
Industrial facility in Norfolk, NE	$1,340	$625	$1,713	$—	$107	$625	$1,820	$2,445	$582	1975	Jun. 2008	30 yrs.
Office facility in Soest, Germany and warehouse facility in Bad Wünnenberg, Germany	—	3,193	45,932	—	(11,903)	2,419	34,803	37,222	8,800	1982; 1996	Jul. 2008	36 yrs.
Education facility in Chicago, IL	11,782	6,300	20,509	—	(527)	6,300	19,982	26,282	6,329	1912	Jul. 2008	30 yrs.
Industrial facilities in Sergeant Bluff, IA; Bossier City, LA; and Alvarado, TX	27,730	2,725	25,233	28,116	(3,395)	4,701	47,978	52,679	9,055	Various	Aug. 2008	25 - 40 yrs.
Industrial facility in Waldaschaff, Germany	—	10,373	16,708	—	(16,744)	2,987	7,350	10,337	5,269	1937	Aug. 2008	15 yrs.
Fitness facilities in Phoenix, AZ and Columbia, MD	33,367	14,500	48,865	—	(2,062)	14,500	46,803	61,303	10,833	2006	Sep. 2008	40 yrs.
Office facility in Birmingham, United Kingdom	17,056	3,591	15,810	949	(3,279)	2,990	14,081	17,071	2,830	2009	Sep. 2009	40 yrs.
Retail facility in Gorzow, Poland	—	1,095	13,947	—	(2,767)	895	11,380	12,275	2,352	2008	Oct. 2009	40 yrs.
Office facility in Hoffman Estates, IL	25,817	5,000	21,764	—	—	5,000	21,764	26,764	4,391	2009	Dec. 2009	40 yrs.
Office facility in The Woodlands, TX	34,828	1,400	41,502	—	—	1,400	41,502	42,902	8,387	2009	Dec. 2009	40 yrs.
Retail facilities located throughout Spain	—	32,574	52,101	—	(11,943)	28,057	44,675	72,732	8,930	Various	Dec. 2009	20 yrs.
Industrial facilities in Middleburg Heights and Union Township, OH	5,318	1,000	10,793	2	—	1,000	10,795	11,795	2,137	1990; 1997	Feb. 2010	40 yrs.
Industrial facilities in Phoenix, AZ; Colton, Fresno, Los Angeles, Orange, Pomona, and San Diego, CA; Safety Harbor, FL; Durham, NC; and Columbia, SC	12,185	19,001	13,059	—	—	19,001	13,059	32,060	2,982	Various	Mar. 2010	27 - 40 yrs.
Industrial facility in Evansville, IN	14,936	150	9,183	11,745	—	150	20,928	21,078	3,805	2009	Mar. 2010	40 yrs.
Warehouse facilities in Bristol, Cannock, Liverpool, Luton, Plymouth, Southampton, and Taunton, United Kingdom	3,905	8,639	2,019	—	(1,511)	7,358	1,789	9,147	491	Various	Apr. 2010	28 yrs.
Warehouse facility in Zagreb, Croatia	—	31,941	45,904	—	(6,576)	29,077	42,192	71,269	10,795	2001	Apr. 2010	30 yrs.
Office facilities in Tampa, FL	30,948	18,300	32,856	1,342	—	18,323	34,175	52,498	6,397	1985; 2000	May 2010	40 yrs.
Warehouse facility in Bowling Green, KY	24,864	1,400	3,946	33,809	—	1,400	37,755	39,155	5,979	2011	May 2010	40 yrs.
Land in Elorrio, Spain	—	19,924	3,981	—	246	24,151	—	24,151	—	N/A	Jun. 2010	N/A
Warehouse facility in Gadki, Poland	—	1,134	1,183	7,611	(1,491)	960	7,477	8,437	1,261	2011	Aug. 2010	40 yrs.
Industrial and office facilities in Elberton, GA	—	560	2,467	—	—	560	2,467	3,027	521	1997; 2002	Sep. 2010	40 yrs.
Warehouse facilities in Rincon and Unadilla, GA	24,254	1,595	44,446	—	—	1,595	44,446	46,041	7,964	2000; 2006	Nov. 2010	40 yrs.
Office facility in Hartland, WI	2,996	1,402	2,041	—	—	1,402	2,041	3,443	418	2001	Nov. 2010	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Retail facilities in Kutina, Slavonski Brod, Spansko, and Zagreb, Croatia	—	6,700	24,114	194	(5,624)	5,316	20,068	25,384	5,182	2000; 2002; 2003	Dec. 2010	30 yrs.
Warehouse and office facilities located throughout the United States	104,062	31,735	129,011	855	(9,861)	28,511	123,229	151,740	24,696	Various	Dec. 2010	40 yrs.
Office facility in Madrid, Spain	59,012	22,230	81,508	—	(9,013)	20,295	74,430	94,725	13,035	2002	Dec. 2010	40 yrs.
Office facility in Houston, TX	3,055	1,838	2,432	—	20	1,838	2,452	4,290	688	1982	Dec. 2010	25 yrs.
Retail facility in Las Vegas, NV	39,766	26,934	31,037	26,048	(44,166)	5,070	34,783	39,853	4,809	2012	Dec. 2010	40 yrs.
Warehouse facilities in Oxnard and Watsonville, CA	40,106	16,036	67,300	—	(7,149)	16,036	60,151	76,187	11,722	1975; 1994; 2002	Jan. 2011	10 - 40 yrs.
Warehouse facility in Dillon, SC	16,970	1,355	15,620	1,600	(123)	1,232	17,220	18,452	2,821	2001	Mar. 2011	40 yrs.
Warehouse facility in Middleburg Heights, OH	—	600	1,690	—	—	600	1,690	2,290	286	2002	Mar. 2011	40 yrs.
Office facility in Martinsville, VA	7,847	600	1,998	11,331	—	600	13,329	13,929	2,038	2011	May 2011	40 yrs.
Land in Chicago, IL	4,643	7,414	—	—	—	7,414	—	7,414	—	N/A	Jun. 2011	N/A
Industrial facility in Fraser, MI	3,787	928	1,392	6,193	(80)	928	7,505	8,433	1,182	2012	Sep. 2011	35 yrs.
Retail facilities located throughout Italy	178,792	91,691	262,377	—	(49,384)	79,856	224,828	304,684	38,757	Various	Sep. 2011	29 - 40 yrs.
Retail facilities in Delnice, Pozega, and Sesvete, Croatia	—	2,687	24,820	15,378	(5,533)	3,562	33,790	37,352	6,849	2011	Nov. 2011	30 yrs.
Retail facility in Orlando, FL	—	32,739	—	19,959	(32,739)	5,577	14,382	19,959	1,354	2011	Dec. 2011	40 yrs.
Land in Hudson, NY	704	2,080	—	—	—	2,080	—	2,080	—	N/A	Dec. 2011	N/A
Office facilities in Aurora, Eagan, and Virginia, MN	104,499	13,546	110,173	—	993	13,546	111,166	124,712	22,491	Various	Jan. 2012	32 - 40 yrs.
Industrial facility in Chmielów, Poland	17,536	1,323	5,245	30,804	(443)	1,977	34,952	36,929	3,792	2012	Apr. 2012	40 yrs.
Office facility in St. Louis, MO	5,374	954	4,665	1,685	—	954	6,350	7,304	897	1995	Jul. 2012	38 yrs.
Industrial facility in Avon, OH	3,325	926	4,975	—	—	926	4,975	5,901	823	2001	Aug. 2012	35 yrs.
Industrial facility in Elk Grove Village, IL	8,638	1,269	11,317	163	—	1,269	11,480	12,749	2,892	1961	Aug. 2012	40 yrs.
Education facilities in Montgomery, AL and Savannah, GA	15,110	5,255	16,960	—	—	5,255	16,960	22,215	2,751	1969; 2002	Sep. 2012	40 yrs.
Automotive dealerships in Huntsville, AL; Bentonville, AR; Bossier City, LA; Lee's Summit, MO; Fayetteville, TN; and Fort Worth, TX	—	17,283	32,225	—	(32)	17,269	32,207	49,476	7,603	Various	Sep. 2012	16 yrs.
Office facility in Warrenville, IL	18,101	3,698	28,635	—	—	3,698	28,635	32,333	4,360	2002	Sep. 2012	40 yrs.
Office and warehouse facility in Zary, Poland	3,003	356	1,168	6,910	(680)	327	7,427	7,754	898	2013	Sep. 2012	40 yrs.
Industrial facility in Sterling, VA	—	3,118	14,007	5,071	—	3,118	19,078	22,196	2,981	1980	Oct. 2012	35 yrs.
Office facility in Houston, TX	127,853	19,331	123,084	7,482	2,899	19,331	133,465	152,796	22,722	1973	Nov. 2012	30 yrs.
Education facility in Eagan, MN	8,867	2,104	11,462	—	(85)	1,994	11,487	13,481	1,769	2003	Dec. 2012	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse facility in Saitama Prefecture, Japan	—	17,292	28,575	—	(12,392)	12,620	20,855	33,475	4,204	2007	Dec. 2012	26 yrs.
Retail facilities in Bjelovar, Karlovac, Krapina, Krizevci, Metkovic, Novigrad, Porec, Umag, and Vodnjan, Croatia	21,041	5,059	28,294	6,634	(3,453)	6,531	30,003	36,534	3,997	Various	Dec. 2012	32 - 40 yrs.
Industrial facility in Portage, WI	4,524	3,338	4,556	502	—	3,338	5,058	8,396	962	1970	Jan. 2013	30 yrs.
Retail facility in Dallas, TX	9,431	4,441	9,649	87	—	4,441	9,736	14,177	1,207	1913	Feb. 2013	40 yrs.
Warehouse facility in Dillon, SC	25,856	3,096	2,281	37,989	(566)	2,530	40,270	42,800	3,608	2013	Mar. 2013	40 yrs.
Land in Chicago, IL	—	15,459	—	—	—	15,459	—	15,459	—	N/A	Apr. 2013	N/A
Office facility in Northbrook, IL	5,369	—	942	—	—	—	942	942	284	2007	May 2013	40 yrs.
Industrial facility in Wageningen, Netherlands	18,853	4,790	24,301	47	(2,402)	4,438	22,298	26,736	2,565	2013	Jul. 2013	40 yrs.
Warehouse facilities in Gadki, Poland	33,703	9,219	48,578	121	(4,706)	8,469	44,743	53,212	5,466	2007; 2010	Jul. 2013	40 yrs.
Automotive dealership in Lewisville, TX	9,145	3,269	9,605	—	—	3,269	9,605	12,874	1,465	2004	Aug. 2013	39 yrs.
Office facility in Auburn Hills, MI	5,806	789	7,163	—	—	789	7,163	7,952	823	2012	Oct. 2013	40 yrs.
Office facility in Haibach, Germany	9,249	2,544	11,114	—	(1,534)	2,258	9,866	12,124	1,547	1993	Oct. 2013	30 yrs.
Office facility in Tempe, AZ	14,550	—	16,996	4,272	—	—	21,268	21,268	2,373	2000	Dec. 2013	40 yrs.
Office facility in Tucson, AZ	—	2,440	11,175	—	—	2,440	11,175	13,615	1,355	2002	Feb. 2014	38 yrs.
Industrial facility in Drunen, Netherlands	10,296	990	6,328	7,922	1,693	1,470	15,463	16,933	1,025	2014	Apr. 2014	40 yrs.
Industrial facility in New Concord, OH	1,532	784	2,636	—	—	784	2,636	3,420	337	1999	Apr. 2014	35 - 40 yrs.
Office facility in Krakow, Poland	5,669	2,771	6,549	—	(682)	2,568	6,070	8,638	571	2003	Sep. 2014	40 yrs.
Retail facility in Gelsenkirchen, Germany	14,232	2,060	17,534	123	(985)	1,956	16,776	18,732	1,682	2000	Oct. 2014	35 yrs.
Office facility in Plymouth, Minnesota	22,117	2,601	15,599	5,835	926	2,601	22,360	24,961	2,665	1999	Dec. 2014	40 yrs.
Office facility in San Antonio, TX	13,919	3,131	13,124	—	—	3,131	13,124	16,255	1,148	2002	Jan. 2015	40 yrs.
Warehouse facilities in Mszczonów and Tomaszów Mazowiecki, Poland	33,497	10,108	35,856	8	2,719	10,704	37,987	48,691	3,785	1995; 2000	Feb. 2015	31 yrs.
Retail facilities in Joliet, IL; Fargo, ND; and Ashwaubenon, Brookfield, Greendale, and Wauwatosa, WI	41,388	20,936	34,627	332	—	20,936	34,959	55,895	3,708	Various	Jun. 2015	27 - 29 yrs.
Warehouse facility in Sered, Slovakia	17,867	4,059	15,297	9,920	2,557	4,425	27,408	31,833	1,712	2004	Jul. 2015	36 yrs.
Industrial facility in Tuchomerice, Czech Republic	18,294	9,424	21,860	256	1,619	10,381	22,778	33,159	1,411	1998	Dec. 2015	40 yrs.
Office facility in Warsaw, Poland	41,189	—	54,296	9	5,518	—	59,823	59,823	3,170	2015	Dec. 2015	40 yrs.
Net-lease student housing facility in Jacksonville, FL	11,939	870	15,787	—	—	870	15,787	16,657	824	2015	Jan. 2016	40 yrs.
Warehouse facilities in Houston, TX	—	2,210	1,362	—	—	2,210	1,362	3,572	89	1972	Feb. 2016	38 yrs.
Office facility in Oak Creek, WI	—	2,801	11,301	—	—	2,801	11,301	14,102	546	2000	Sep. 2016	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse facility in Perrysburg, OH	—	774	11,756	—	—	774	11,756	12,530	594	1974	Sep. 2016	30 yrs.
Warehouse facilities in Shelbyville, IN; Kalamazoo, MI; Tiffin, OH; Andersonville, TN; and Millwood, WV	—	2,706	24,178	10,622	—	3,086	34,420	37,506	1,405	Various	Nov. 2016	28 - 40 yrs.
Warehouse facility in Zabia Wola, Poland	18,876	3,441	20,654	118	3,214	3,897	23,530	27,427	701	1999	Nov. 2016	40 yrs.
Warehouse facility in Kaunas, Lithuania	43,141	2,194	42,109	167	5,636	2,472	47,634	50,106	1,325	2008	Dec. 2016	40 yrs.
Office facility in Buffalo Grove, IL	—	2,035	7,444	—	—	2,035	7,444	9,479	208	1992	Feb. 2017	38 yrs.

	$1,493,859	$646,783	$2,044,703	$302,211	$(225,683)	$567,113	$2,200,901	$2,768,014	$354,668

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

		Initial Cost to Company
					Increase (Decrease) in Net Investments(b)	Gross Amount at which Carried at Close of Period Total
				Cost Capitalized Subsequent to Acquisition(a)			Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings
Direct Financing Method
Industrial and office facilities in Nagold, Germany	$—	$6,012	$41,493	$—	$(27,418)	$20,087	1937; 1994	Aug. 2008
Industrial facilities in Mayodan, Sanford, and Stoneville, NC	—	3,100	35,766	—	(3,152)	35,714	1992; 1997; 1998	Dec. 2008
Industrial facility in Glendale Heights, IL	16,562	3,820	11,148	18,245	3,172	36,385	1991	Jan. 2009
Office facility in New York City, NY	100,426	—	233,720	—	15,680	249,400	2007	Mar. 2009
Industrial facilities in Colton, Fresno, Los Angeles, Orange, Pomona, and San Diego, CA; Holly Hill, FL; Rockmart, GA; Ooltewah, TN; and Dallas, TX	8,973	1,730	20,778	—	(1,094)	21,414	Various	Mar. 2010
Warehouse facilities in Bristol, Leeds, Liverpool, Luton, Newport, Plymouth, and Southampton, United Kingdom	8,780	508	24,009	—	(5,052)	19,465	Various	Apr. 2010
Retail facilities in Dugo Selo and Samobor, Croatia	—	1,804	11,618	—	(1,472)	11,950	2002; 2003	Dec. 2010
Warehouse facility in Oxnard, CA	5,658	—	8,957	—	137	9,094	1975	Jan. 2011
Industrial facilities in Bartow, FL; Momence, IL; Smithfield, NC; Hudson, NY; and Ardmore, OK	20,454	3,750	50,177	—	6,553	60,480	Various	Apr. 2011
Industrial facility in Clarksville, TN	3,971	600	7,291	—	451	8,342	1998	Aug. 2011
Industrial facility in Countryside, IL	1,920	425	1,800	—	38	2,263	1981	Dec. 2011
Industrial facility in Bluffton, IN	1,834	264	3,407	—	19	3,690	1975	Apr. 2014
Retail facilities in Joliet, Illinois and Greendale, Wisconsin	15,568	—	19,002	2	626	19,630	1970; 1978	Jun. 2015
Warehouse facility in Houston, TX	—	—	4,233	—	48	4,281	1972	Feb. 2016
Industrial facilities in Sedalia, MO; Lumberton and Mount Airy, NC; and Wilkes-Barre, PA	—	2,142	10,085	50	(5,244)	7,033	Various	Apr. 2016

	$184,146	$24,155	$483,484	$18,297	$(16,708)	$509,228

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Operating Real Estate – Self-Storage Facilities
Fort Worth, TX	$3,539	$610	$2,672	$62	$36	$610	$2,770	$3,380	$594	2004	Apr. 2011	33 yrs.
Palm Springs, CA	5,932	1,287	3,124	106	36	1,287	3,266	4,553	750	1989	Jun. 2011	30 yrs.
Kailua-Kona, HI	3,803	1,000	1,108	70	38	1,000	1,216	2,216	343	1987	Jun. 2011	30 yrs.
Chicago, IL	3,483	600	4,124	217	10	600	4,351	4,951	872	1916	Jun. 2011	25 yrs.
Chicago, IL	2,490	400	2,074	229	4	400	2,307	2,707	478	1968	Jun. 2011	30 yrs.
Rockford, IL	1,807	548	1,881	51	22	548	1,954	2,502	526	1979	Jun. 2011	25 yrs.
Rockford, IL	586	114	633	139	41	114	813	927	242	1979	Jun. 2011	25 yrs.
Rockford, IL	2,298	380	2,321	68	(98)	337	2,334	2,671	618	1957	Jun. 2011	25 yrs.
Kihei, HI	5,064	2,523	7,481	818	26	2,523	8,325	10,848	1,388	1991	Aug. 2011	40 yrs.
National City, CA	2,409	3,158	1,483	185	17	3,158	1,685	4,843	400	1987	Aug. 2011	28 yrs.
Mundelein, IL	3,405	1,080	5,287	264	69	1,080	5,620	6,700	1,474	1991	Aug. 2011	25 yrs.
Pearl City, HI	6,145	—	5,141	774	22	—	5,937	5,937	1,843	1977	Aug. 2011	20 yrs.
Palm Springs, CA	1,968	1,019	2,131	435	7	1,019	2,573	3,592	583	1987	Sep. 2011	28 yrs.
Loves Park, IL	1,127	394	3,390	137	(122)	394	3,405	3,799	1,069	1997	Sep. 2011	20 yrs.
Mundelein, IL	684	535	1,757	157	21	535	1,935	2,470	622	1989	Sep. 2011	20 yrs.
Chicago, IL	3,025	1,049	5,672	254	7	1,049	5,933	6,982	1,237	1988	Sep. 2011	30 yrs.
Beaumont, CA	2,586	1,616	2,873	94	14	1,616	2,981	4,597	600	1992	Nov. 2011	40 yrs.
San Bernardino, CA	990	698	1,397	95	15	698	1,507	2,205	292	1989	Nov. 2011	40 yrs.
Peoria, IL	3,009	549	2,424	37	6	549	2,467	3,016	634	1990	Nov. 2011	35 yrs.
East Peoria, IL	2,281	409	1,816	64	8	409	1,888	2,297	457	1986	Nov. 2011	35 yrs.
Loves Park, IL	1,712	439	998	251	155	439	1,404	1,843	339	1978	Nov. 2011	35 yrs.
Hesperia, CA	843	648	1,377	151	8	648	1,536	2,184	313	1989	Dec. 2011	40 yrs.
Cherry Valley, IL	1,658	1,076	1,763	35	18	1,076	1,816	2,892	690	1988	Jul. 2012	20 yrs.
Fayetteville, NC	3,093	1,677	3,116	67	10	1,677	3,193	4,870	743	2001	Sep. 2012	34 yrs.
Cathedral City, CA	1,288	—	2,275	17	15	—	2,307	2,307	428	1990	Mar. 2013	34 yrs.
Hilo, HI	7,758	296	4,996	45	—	296	5,041	5,337	587	2007	Jun. 2013	40 yrs.
Clearwater, FL	3,684	924	2,966	66	14	924	3,046	3,970	463	2001	Jul. 2013	32 yrs.
Winder, GA	954	546	30	7	8	546	45	591	16	2006	Jul. 2013	31 yrs.
Winder, GA	3,281	495	1,253	55	9	495	1,317	1,812	323	2001	Jul. 2013	25 yrs.
Orlando, FL	5,614	1,064	4,889	195	18	1,064	5,102	6,166	701	2000	Aug. 2013	35 yrs.
Palm Coast, FL	3,372	1,749	3,285	117	155	1,749	3,557	5,306	691	2001	Sep. 2013	29 yrs.
Holiday, FL	2,218	1,829	1,097	652	9	1,829	1,758	3,587	314	1975	Nov. 2013	23 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
New York City, NY	12,704	5,692	16,076	9	—	5,692	16,085	21,777	694	1963	Apr. 2016	40 yrs.
New York City, NY	21,908	5,823	31,032	3	—	5,823	31,035	36,858	1,350	2005	Apr. 2016	40 yrs.
New York City, NY	23,376	6,184	35,188	18	—	6,184	35,206	41,390	1,558	2007	Apr. 2016	40 yrs.
New York City, NY	15,908	8,120	18,502	5	—	8,120	18,507	26,627	922	1948	Apr. 2016	35 yrs.
New York City, NY	5,452	1,157	10,167	80	—	1,157	10,247	11,404	447	1928	Apr. 2016	40 yrs.
Operating Real Estate – Hotel
Miami, FL	—	34,397	46,261	—	—	34,397	46,261	80,658	486	1940	Oct. 2017	40 yrs.

	$171,454	$90,085	$244,060	$6,029	$598	$90,042	$250,730	$340,772	$26,087

(a)
Consists of the cost of improvements subsequent to acquisition and acquisition costs, including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs, and other related professional fees. For business combinations, transaction costs are excluded.

(b)
The increase (decrease) in net investment was primarily due to (i) changes in foreign currency exchange rates, (ii) sales of properties, (iii) impairment charges, and (iv) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received.

(c)
Excludes (i) gross lease intangible assets of $741.0 million and the related accumulated amortization of $245.9 million, (ii) gross lease intangible liabilities of $83.4 million and the related accumulated amortization of $22.2 million, and (iii) real estate under construction of $4.6 million.

(d)
A reconciliation of real estate and accumulated depreciation follows:

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTES TO SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

	Reconciliation of Real Estate Subject to Operating Leases
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$2,745,424	$2,658,877	$2,396,715
Foreign currency translation adjustment	145,945	(36,617)	(99,252)
Dispositions	(127,577)	—	—
Additions	9,481	142,142	222,739
Impairment charges	(7,065)	(29,183)	—
Reclassification from real estate under construction	1,024	21,825	129,225
Improvements	782	7,262	9,450
Reclassification to assets held for sale	—	(18,882)	—

Ending balance	$2,768,014	$2,745,424	$2,658,877

	Reconciliation of Accumulated Depreciation for Real Estate Subject to Operating Leases
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$280,657	$225,867	$175,478
Depreciation expense	64,676	62,808	57,831
Foreign currency translation adjustment	15,045	(3,986)	(7,442)
Dispositions	(5,710)	—	—
Reclassification to assets held for sale	—	(4,032)	—

Ending balance	$354,668	$280,657	$225,867

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$258,971	$275,521	$272,859
Additions	80,658	137,958	—
Improvements	1,143	2,443	2,662
Dispositions	—	(156,951)	—

Ending balance	$340,772	$258,971	$275,521

	Reconciliation of Accumulated Depreciation for Operating Real Estate
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$18,876	$30,308	$22,217
Depreciation expense	7,211	7,791	8,091
Dispositions	—	(19,223)	—

Ending balance	$26,087	$18,876	$30,308

        At December 31, 2017, the aggregate cost of real estate that we and our consolidated subsidiaries own for federal income tax purposes was approximately $4.2 billion.

 CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

December 31, 2017

(dollars in thousands)

Description	Interest Rate	Final Maturity Date	Fair Value	Carrying Amount
Financing agreement – 1185 Broadway LLC	10.0%	Apr. 2018	$31,500	$31,500
Financing agreement – I-drive	9.0%	Apr. 2019	34,000	34,000
Financing agreement – I-drive Wheel	6.5%	Dec. 2018	35,000	35,000
Financing agreement – I-drive developer	6.5%	Dec. 2018	5,000	5,000
Financing agreement – I-drive developer	6.5%	Dec. 2018	5,000	5,000

 CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2017	2016	2015
Balance	$31,500	$44,044	$40,000
Additions	79,000	—	42,600
Repayment	—	(12,600)	(40,000)
Accretion	—	56	1,444

Ending balance	$110,500	$31,500	$44,044

QuickLinks

  Exhibit 99.1
Report of Independent Registered Public Accounting Firm
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF EQUITY Years Ended December 31, 2017, 2016, and 2015 (in thousands, except share and per share amounts)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS Years Ended December 31, 2017, 2016, and 2015 (in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE December 31, 2017 (dollars in thousands)
CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED NOTES TO SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE (in thousands)